Exhibit 10.23

LEASE AGREEMENT

Between

ARHC UHPTHMN01 LLC, as Landlord And

SILK ROAD MEDICAL, INC., as Tenant

Property:

Plymouth West Business Center Plymouth, Minnesota

TABLE OF CONTENTS (Continued)

Page

Section 1 – Summary; Premises, Term1

1.1	Summary of Terms1
1.2	Premises1
1.3	Project, Building, Common Areas2
1.4	Term3
1.5	Use; Compliance; Operation3
1.6	Options to Extend3
1.7	Right of First Refusal4

Section 2 – Rent5

2.1	Base Rent5
2.2	Additional Rent6
2.3	Adjustments8

Section 3 – Alterations8

3.1	Alterations8
3.2	Removal by Tenant9
3.3	Liens10
3.4	Survival10

Section 4 – Insurance10

4.1	Tenant’s Insurance10
4.2	Form of Policy11
4.3	[Intentionally Omitted]11
4.4	Failure to Carry12
4.5	Landlord’s Insurance12

Section 5 – Repairs and Maintenance; Compliance; Services12

5.1	Tenant’s Maintenance Obligations12
5.2	Landlord’s Maintenance Obligations12
5.3	Tenant’s Right to Make Repairs12
5.4	Emergency Condition Defined12
5.5	Other Terms13
5.6	Project Services13
5.7	Additional Services13
5.8	Abatement Event14

Section 6 – Damage to Premises15

6.1	Destruction of Premises15
6.2	Right to Terminate15

Section 7 – Eminent Domain16

7.1	Total Condemnation16
7.2	Partial Condemnation16
7.3	Award16

Section 8 – Assignment and Subletting16

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TABLE OF CONTENTS (Continued)

Page

8.1	Assignment and Subletting16
8.2	Tenant to Remain Obligated17
8.3	Assignee to Assume Obligations17

Section 9 – Signage18

9.1Suite Identification18

Section 10 – Defaults and Remedies18

10.1	Tenant Events of Default18
10.2	Landlord’s Remedies19
10.3	Landlord’s Default; Tenant’s Remedies20

Section 11 – Covenant of Quiet Enjoyment21

Section 12 – Subordination21

12.1	Subordination, Attornment21
12.2	Security Deposit22
12.3	Definitions22

Section 13 – Indemnification22

13.1Indemnity by Tenant22

13.3	Indemnity Claims Process22
13.4	Survival22

Section 14 – Surrender22

Section 15 – Hazardous Materials23

15.1	Tenant Covenants23
15.2	Tenant Indemnity23
15.3	Landlord Indemnity23

Section 16 – Holding Over24

Section 17 – Notices24

Section 18 – Broker’s Representation24

Section 19 – Rights Reserved to Landlord24

Section 20 – Other Matters25

20.1	Interpretation25
20.2	Partial Invalidity25
20.3	Entire Agreement25
20.4	Governing Law25
20.5	Successors and Assigns25
20.6	Waiver25
20.7	Litigation and Arbitration Costs25
20.8	Counterparts; Electronic Execution and Delivery25
20.9	Modifications to Lease26
20.10	Accord and Satisfaction26
20.11	Time of the Essence26

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TABLE OF CONTENTS (Continued)

Page

20.12	WAIVER OF TRIAL BY JURY26
20.13	Areas Excluded From Demise26
20.14	Due Authorization26
20.15	Tenant Financials26
20.16	Force Majeure26
20.17	ERISA26
20.18	Estoppel Certificates27
20.19	Landlord’s Interest27
20.20	Joint and Several27
20.21	Recordation; Confidentiality27
20.22	Security27
20.23	OFAC Certification27
20.24	Parking28
20.25	Rooftop Use28
20.26	Security Deposit28
20.27	Letter of Credit29

EXHIBITS
Exhibit A	Floor Plans
Exhibit B	Rules and Regulations
Exhibit C	Work Letter
Exhibit D	Acceptance of Occupancy
Exhibit E	Parking Rules & Regulations
Exhibit E-1	Reserved Parking
Exhibit F	Form of Rooftop Use Agreement
Exhibit G	Block Plan
Exhibit G-1	Works to be Removed

SCHEDULES
1.1	Definitions
15	Rules and Regulations

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SUMMARY OF TERMS

(“Summary of Terms”)

TENANT: Silk Road Medical, Inc., a Delaware corporation, whose address is 1213 Innsbruck Drive, Sunnyvale, CA 94089, Attention: General Counsel.

LANDLORD: ARHC UHPTHMN01, LLC, a Delaware limited liability company, whose address is c/o Lillibridge Healthcare Services, Inc., 353 North Clark Street, Suite 3300, Chicago, IL 60654, Attention: Asset Management.

EFFECTIVE DATE: The latest date of execution of this Lease, as set forth on the signature page.

PREMISES: Suite 1

BUILDING: The industrial building located at 14755 27th Avenue, in the City of Plymouth, State of Minnesota.

BUSINESS HOURS: 8:00 a.m. - 6:00 p.m. Monday through Friday and 8:00 a.m. - 1:00 p.m. Saturday, holidays excluded.

RENTABLE SQUARE FEET: Approximately 63,118 square feet.

TENANT’S PRO RATA SHARE: Approximately 77.10%.

TERM: The period beginning on the Commencement Date and ending on the final day of the 102nd full calendar month (approximately 8.5 Lease Years).

EXTENSION OPTIONS: 2 extension options, of 5 years each.

INITIAL BASE RENT: $13.00 per Rentable Square Foot of the Premises per annum.

ANNUAL ESCALATOR: 2.5%.

POSSESSION DATE: As described in Section 1.2 hereof.

COMMENCEMENT DATE: The Possession Date.

RENT COMMENCEMENT DATE: The first to occur of the following two dates: (1) the date on which

(a) the Tenant’s Work is substantially completed, (b) Tenant has completed installation of its furniture, fixtures and equipment and (c) a certificate of occupancy has been issued, or (2) the last to occur of the following two dates: (a) January 1, 2022 or (b) 8 months after the Commencement Date.

BROKER: Colliers International, as broker for Landlord, and Newmark Southern Region, LLC, a Georgia limited liability company, doing business as Newmark Knight Frank, as broker for Tenant.

IMPROVEMENT ALLOWANCE: $25.00 multiplied by the number of Rentable Square Feet in the Premises, subject to the Work Letter, together with up to an additional $20,000.00 exclusively for the purpose of funding the cost of the Demising Work (as defined below)

SECURITY DEPOSIT: $68,377.83

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is executed as of the Effective Date by and between ARHC UHPTHMN01, LLC, a Delaware limited liability company (“Landlord”), and SILK ROAD MEDICAL, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

That in consideration of the rents, covenants and conditions herein set forth, Landlord and Tenant agree as follows:

Section 1 – Summary; Premises, Term

1.1 Summary of Terms. The Summary of Terms are made a part of this Lease, but the provisions of this Lease addressing those matters in detail control over any inconsistent provisions in the Summary of Terms. All terms capitalized but not otherwise defined herein have the respective meanings ascribed to them on Schedule 1.1 attached hereto and made a part hereof.

1.2 Premises. Tenant hereby leases from Landlord the premises outlined on the floor plans attached hereto as Exhibit A (the “Premises”) consisting of approximately 63,118 Rentable Square Feet (defined below) and commonly referred to as Suite 1 in the Building. “Rentable Square Feet” and “Usable Square Feet” shall each be computed in accordance with the American National Standard of the Building Owners and Managers Association, International, Standard Method for Measuring Floor Area in Office Buildings. Landlord and Tenant acknowledge and agree that there shall be no modifications to the Rentable Square Feet or the Usable Square Feet as referenced herein during the Term of this Lease or any Extension Options.

Prior to the Rent Commencement Date, Tenant’s occupancy of the Premises shall be governed by the terms of this Lease except for the covenant to pay Base Rent and Additional Rent; except that (a) Tenant shall pay for all electricity, gas, heating, ventilation and air conditioning usage and trash removal incurred in connection with Tenant’s performance of Tenant’s Work (defined below) or otherwise preparing the Premises for Tenant’s occupancy and (b) if Tenant occupies greater than 10,000 Rentable Square Feet in the Premises prior to the Rent Commencement Date, then Tenant shall be required to pay Additional Rent for the Premises in accordance with Section 2.2 below.

As used herein, “Possession Date” shall mean the date on which Landlord delivers the Premises to Tenant. Landlord shall, subject to events of Force Majeure, use commercially reasonable efforts to cause the Possession Date to occur on or before May 11, 2021 (the “Anticipated Possession Date”). Upon Tenant’s occupancy of the Premises, Tenant shall execute an Acceptance of Occupancy certificate in the form of Exhibit D attached hereto.

If the Possession Date does not occur by the Anticipated Possession Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom. Under those circumstances, as Tenant’s sole remedy, if Landlord cannot cause the Possession Date to occur within thirty (30) days after the Anticipated Possession Date, Tenant may terminate this Lease by giving written notice to Landlord within thirty (30) days after the expiration of the thirty (30)-day period with the understanding that if the notice is not timely provided, the right to terminate shall be deemed waived. If Tenant timely elects to terminate this Lease, Tenant’s notice must provide a date for termination which shall be not less than thirty (30) days after the date of Tenant’s notice. Landlord shall have the right to nullify Tenant’s termination notice by causing the Possession Date to occur on or prior to the effectiveness of the termination. The Anticipated Possession Date shall be extended because of any delay caused by a Tenant Delay or events of Force Majeure.

Landlord shall deliver the Premises to Tenant (i) in good operating condition and repair, (ii) free and clear of debris and with the restrooms professionally cleaned, and (iii) ready for Tenant to commence construction of Tenant’s Work. Landlord represents and warrants to Tenant that to Landlord’s actual knowledge, (x) the Premises is free from mold or other Hazardous Materials (excepting de minimis amounts stored in compliance with Environmental Requirements, (y) the Building systems serving the Premises (e.g., the mechanical, electrical, plumbing and heating and ventilation systems) (together, the “Building Systems”), are in good working order and repair, and (y) the roof of the Building is in good working order and repair. Should the roof of the Building not remain in good condition and repair for the aforementioned twelve (12) month period following the Possession Date or fail or require maintenance and/or repair during such twelve (12)-month period (in each case, except due to the occurrence of casualty, which shall be governed by Section 6 below), Landlord shall perform such maintenance and/or repair at Landlord’s sole cost and expense without charge or pass-through to Tenant. Except as specifically provided in this paragraph, Tenant acknowledges that it is leasing the Premises “as is” without any representations or warranties.

Tenant acknowledges as of the Effective Date, the Premises are not fully demised from the space adjacent to the Premises in the Building. The work necessary to physically demise the Premises from such adjacent space is required to be part of “Tenant’s Work” under the Work Letter (the “Demising Work” and the portion of the Premises to be so demised from the adjacent space is referred to herein as the “Additional Premises”). In performing such demising work, Tenant hereby agrees to use reasonable efforts to avoid unreasonable interference with the adjacent tenant’s operations during the performance of such demising work, and Tenant hereby agrees to reasonably coordinate such demising work with such adjacent tenant to achieve the same, including limiting Tenant’s access to only such portion of the premises leased to such adjacent tenant as may be reasonably necessary to perform the Demising Work. Tenant further acknowledges and agrees that it shall not commence the Demising Work until after May 28, 2021, and that the adjacent tenant shall continue to occupy the Additional Premises until such date (and the same shall not delay the Possession Date).

At Tenant’s direction, Landlord has caused the prior tenant of the Premises to abandon (i) certain server room racks and cabling located within the Premises, and (ii) that certain 60 kW standby generator located on the roof the Building that provides emergency power to portions of the Premises (with the associated cabling, the “Roof Generator”). As of the Effective Date, Tenant shall be deemed the owner of all such equipment and Landlord hereby disclaims any ownership interest in the same. Tenant is taking possession of all such equipment in its as-is, where-is condition and Landlord hereby disclaims any representation or warranty as to the same. With respect to the Roof Generator, (1) Landlord shall have no obligation to maintain, repair or replace the Roof Generator, (2) Tenant is not required to replace the Roof Generator if the same becomes inoperable during the Term, but Tenant is responsible for providing, at its sole cost and expense, all maintenance and repair required to keep the Roof Generator in a safe condition and in compliance with any applicable code requirements, and (3) if the Roof Generator becomes inoperable during the Term, Landlord shall have the right to require Tenant to remove and dispose of the Roof Generator and repair all damage arising from such removal.

1.3 Project, Building, Common Areas. As used herein, the term “Project” collectively means the industrial building commonly known as Plymouth West Business Center, located at 14755 27th Avenue North, Plymouth, Minnesota 55447 (the “Building”), as well as the land (the “Real Estate”) owned by Landlord on which the Building sits, together with the Common Areas and other improvements that are now, or may hereafter be, located on or otherwise benefit the Real Estate.

1.4 Term. The term of this Lease (the “Term”) shall commence upon the Commencement Date as set forth on the Summary of Terms and shall terminate upon the final day of the 102nd full calendar month (approximately 8.5 Lease Years) after the Commencement Date, unless sooner terminated or extended as provided herein. If, per the other terms of this Lease, the Commencement Date would occur after the Rent Commencement Date, then the Commencement Date shall be deemed to occur on the Rent Commencement Date. If the Effective Date occurs after the Commencement Date, then this Lease shall be retroactively effective as of the Commencement Date.

1.5	Use; Compliance; Operation.

(A) Permitted Use. Tenant shall continuously occupy and use the Premises for general office use, tech, medical manufacturing, and warehouse and any other related use permitted by law. Tenant acknowledges that Landlord has not granted Tenant the right to be the exclusive provider of any use in the Project.

(B) Compliance. At its cost, Tenant shall observe and comply, and shall cause the Tenant Parties to observe and comply, with the rules and regulations attached hereto as Exhibit B, together with any reasonable modifications or additions thereto (the “Rules and Regulations”), and with all Governmental Regulations. Notwithstanding the foregoing, neither the Rules and Regulations attached hereto as Exhibit B nor any reasonable modifications or additions thereto shall unreasonably interfere with the rights granted to Tenant under this Lease. In addition to the foregoing, Landlord shall use commercially reasonable efforts to enforce all rules and regulations with respect to the Project against all tenants of the Project in a uniform and non-discriminatory manner.

1.6	Options to Extend.

(A)	Grant of Options. Subject to the terms of this Section 1.6, Tenant shall have two

(2) sequential options to extend the term of this Lease for additional periods of five (5) years each (each an “Option Period” and collectively, the “Option Periods”), with each Option Period to begin upon the expiration of the Term (as the same may have been extended). No concessions, abatements or allowances granted with respect to the Term shall be applicable to any Option Period, and the Option Periods, once exercised, cannot be exercised again.

(B) Conditions to Exercise of Option. In order for Tenant to exercise its option to extend under this Section 1.6, the following conditions must be satisfied on the date that Tenant delivers its Extension Notice (defined below) as well as on the date that the Option Period is to commence: (1) there exists no Event of Default under this Lease that remains uncured after receipt of written notice and expiration of the applicable cure period, and (2) the originally named Tenant shall not have assigned this Lease (except to an Approved Transferee).

(C) Procedure. So long as the conditions specified in Section 1.6(B) are satisfied, Tenant shall provide Landlord with notice of its desire to extend the Term for an Option Period not less than nine (9) months nor more than twelve (12) months prior to the scheduled expiration of the Term (as the same may have been previously extended by an Option Period) (each such notice, a “Exercise Notice”). If Tenant fails to timely deliver an Exercise Notice, Tenant shall be deemed to have waived its right to extend the Term.

(D) Notice and Determination of Base Rent. Concurrently with Tenant’s delivery of the Exercise Notice, Tenant shall deliver to Landlord Tenant’s calculation of the Fair Market Base Rent for the first year of the applicable Option Period (the “Tenant’s Option Rent Calculation”). Landlord shall deliver notice (the “Landlord Response Notice”) to Tenant on or before the date which is thirty (30) days after Landlord’s receipt of the Exercise  Notice  and Tenant’s Option  Rent Calculation, stating that

(a) Landlord is accepting Tenant’s Option Rent Calculation as the Fair Market Base Rent, or (B) rejecting Tenant’s Option Rent Calculation and setting forth Landlord’s calculation of the Fair Market Base Rent (the “Landlord’s Option Rent Calculation”). Within ten (10) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept the Fair Market Base Rent contained in the Landlord’s Option Rent Calculation. If Tenant does not affirmatively accept or Tenant rejects the Fair Market Base Rent specified in the Landlord’s Option Rent Calculation, then Landlord and Tenant shall commence negotiations to attempt to agree on each party’s determination of the Fair Market Base Rent within thirty

(30) days after Landlord’s delivery of Landlord’s Response Notice to Tenant. If the parties cannot reach agreement within that time period, each acting in good faith but without any obligation to agree, then the Fair Market Base Rent for the Premises shall be determined by a board of three (3) licensed commercial real estate brokers, one of whom shall be named by Landlord, one of whom shall be named by Tenant, and the two so appointed shall select a third. Each real estate broker so selected shall be licensed in the jurisdiction in which the Building is located as a real estate broker specializing in the field of commercial office leasing in the Metropolitan Area, area having no less than ten (10) years’ experience in such field, and recognized as ethical and reputable within the field. Landlord and Tenant agree to make their appointments promptly within ten (10) days after the expiration of the thirty (30)-day period, or sooner if mutually agreed upon. The two (2) brokers selected by Landlord and Tenant shall promptly select a third broker within ten (10) days after they both have been appointed, and each broker, within fifteen (15) days after the third broker is selected, shall submit his or her determination of the Fair Market Base Rent. The Fair Market Base Rent shall be the mean of the two closest rental rate determinations. Landlord and Tenant shall each pay the fee of the broker selected by it, and they shall equally share the payment of the fee of the third broker.

(E) Option Period Base Rent Increases. On the commencement of each Lease Year during an Option Period (excluding the first day of the first Option Period), Base Rent shall increase as set forth in Section 2.1(A).

(F) Condition of Premises. Landlord shall have no obligation to refurbish or otherwise improve the Premises for any Option Period. The Premises shall be tendered on the commencement date of the Option Period in “as-is where is” condition.

1.7	Right of First Refusal.

(A) During the Term, including any extension thereof, Landlord hereby grants to Tenant a right of first refusal (the “Right of First Refusal”) to lease, on the terms and conditions hereinafter set forth, all space in the Building not leased by Tenant under this Lease (the “ROFR Space”) and for which Landlord receives a signed bona fide third-party offer (an “Offer”) that Landlord desires to accept. Landlord shall not grant to any existing or future tenants any rights superior to Tenant’s with respect to the ROFR Space. Landlord shall give Tenant notice (the “ROFR Notice”) of (a) the location and size of the ROFR Space subject to the applicable Offer; and (b) the material economic terms of the Offer.

(B) Tenant shall (if it so elects) exercise its Right of First Refusal to lease the ROFR Space on the terms and conditions set forth in the ROFR Notice and the terms hereof by delivering to Landlord notice of its election (the “Election Notice”) not later than ten (10) business days after the ROFR Notice is given. Once given, Tenant’s Election Notice shall be irrevocable. If Tenant validly exercises its Right of First Refusal in accordance with the terms hereof, Landlord and Tenant shall enter into a written amendment to the Lease within fifteen (15) days after the delivery of Tenant’s Election Notice confirming the terms, conditions and provisions applicable to the ROFR Space as determined in accordance with this Section 1.7. Notwithstanding the foregoing, if Tenant delivers an Election Notice during the initial thirty

(30) months of the Term, then the terms and conditions in this Lease (including the Base Rent on a cost per square foot basis) shall be applied to the ROFR Space subject to equitable and proportionate adjustments to the Improvement Allowance, early occupancy terms and rent abatement provisions, based on the rentable square footage of the ROFR Space and the Term remaining on this Lease.

(C) If Tenant does not timely deliver its Election Notice or elects not to lease the ROFR Space or if the amendment is not executed by Tenant within that fifteen (15) day period, then Landlord will have the right to lease the applicable ROFR Space on terms substantially similar to the Offer without reoffering the ROFR Space to Tenant. For purposes hereof, the phrase “terms substantially similar to the Offer” means terms that have a net economic benefit to Landlord of at least ninety-five percent (95%) of the net economic benefit that Landlord would realize under the Offer.

(D) Tenant may only exercise its Right of First Refusal if, at the time of Tenant’s exercise of that right and on the commencement date for the ROFR Space (the “ROFR Space Commencement Date”), (i) this Lease is in full force and effect and there does not then exist an Event of Default under this Lease that remains uncured after receipt of written notice and expiration of the applicable cure period, and (ii) Tenant has not assigned this Lease (other than to an Approved Transferee) nor sublet the entirety of the Premises. If any of the conditions set forth in the immediately preceding sentence are not satisfied, then the Right of First Refusal shall be deemed waived and of no further force or effect with respect to such Offer but shall survive with respect to any future Offer for any ROFR Space.

(E) If Tenant timely and validly exercises its Right of First Refusal, then effective as of the ROFR Space Commencement Date, all of the applicable ROFR Space shall be deemed to be included in the Premises, subject to all of the terms, conditions and provisions of the Lease and Offer Notice, except as follows:

(1) The rentable square footage of the Premises shall be increased by the rentable square footage of the ROFR Space and Tenant’s Proportionate Share shall be recalculated based upon the increased rentable square footage of the Premises; and

(2) The ROFR Space shall be rented in its “As-Is” and “Where-Is” condition; except for (a) any work to be performed by Landlord, if any, as provided in the Offer Notice, and (b) the warranties offered by Landlord in the Offer Notice, if any.

Section 2 – Rent

2.1	Base Rent.

(A) Amount. Tenant shall pay to Landlord the annual rentals (the “Base Rent”) set forth in this Section 2.1(A). Base Rent shall be paid in equal monthly installments on or before the first day of each month, in advance, commencing upon the Rent Commencement Date and continuing through the last calendar month that falls within the Term. If the Rent Commencement Date is not the first day of a calendar month, then the Base Rent due for the month in which the Rent Commencement Date occurs shall be prorated based upon the number of days in that month falling on or after the Rent Commencement Date.

Base Rent from the Rent Commencement Date through the end of the first Lease Year shall be the Initial Base Rent set forth on the Summary of Terms. Commencing with the second Lease Year and on the commencement of each Lease Year thereafter during the Term, Base Rent shall be increased to an amount equal to the sum of:

(1) the Base Rent amount (as increased by any prior rental adjustments pursuant to these provisions) in effect immediately prior to that increase, plus

(2) the product of (a) the Base Rent amount (as increased by any prior rental adjustments pursuant to these provisions) in effect immediately prior to that increase, multiplied by (b) the Annual Escalator set forth on the Summary of Terms.

Prior to each annual Base Rent adjustment, Landlord shall prepare a statement reflecting the Base Rent as adjusted in accordance herewith.

(B)	Rent Abatement.

(1) Base Rent Abatement. Notwithstanding Section 2.1(A) to the contrary, Base Rent shall be abated in its entirety for the first six (6) months following the Rent Commencement Date. For the avoidance of doubt, if the Rent Commencement Date is not the first day of a calendar month, then such abatement shall apply to the entirety of the first month following the Rent Commencement Date, which shall be a partial month, the entirety of the second through sixth calendar months following the Rent Commencement Date and a portion of the seventh calendar month following the Rent Commencement Date, with the unabated Base Rent attributable to such partial calendar month being due on the first day of such calendar month.

(2) Inducement Recapture. The agreement for abated Base Rent set forth in Section 2.1(B)(1) above (the “Inducement Provision”) shall be deemed conditioned on Tenant’s full and faithful performance of all provisions of this Lease. Should Tenant commit an Event of Default beyond any applicable notice and cure period that results in a termination of this Lease, the Inducement Provision shall automatically be deemed deleted from this Lease and of no further force or effect, and any unamortized Base Rent (with the same amortized on a straight-line basis over the initial Term of this Lease) abated thereunder shall be immediately due and payable by Tenant to Landlord. Landlord’s acceptance of Base Rent or the cure of such breach shall not be deemed a waiver by Landlord of the provisions of this Section 2.1(B)(2) unless specifically so stated in writing by Landlord at the time of such acceptance.

(C) Manner of Payments. The payment of Base Rent, Additional Rent and any other sums due from Tenant to Landlord under this Lease (collectively, “Rent”) shall be made in lawful money of the United States of America and made payable to Landlord or another person designated by Landlord in writing from time to time, and at the place Landlord designates in writing from time to time. Landlord may require that Tenant pay Landlord Rent electronically through an online portal, ACH payments or another method as Landlord may reasonably require. Tenant’s obligation to pay Rent is independent of any obligation of Landlord hereunder and shall be paid without abatement, reduction, demand or set-off, except as otherwise specifically provided herein.

(D) Late Payments. If any payment of Rent is more than ten (10) days past due, Tenant shall pay to Landlord on demand an administrative charge equal to five percent (5%) of the past due amount. In addition, any Rent payment more than thirty (30) days past due shall accrue interest from the due date at the rate (the “Default Rate”) of 15% per annum until paid in full, and Tenant shall pay interest to Landlord on demand.

2.2	Additional Rent.

(A) Amount. Commencing on the Rent Commencement Date (or earlier as described in Section 1.2 above), Tenant shall pay to Landlord at the same time as it is required to make payment of Base Rent, an amount (the “Additional Rent”) equal to Tenant’s Pro Rata Share of Expenses attributable to the Project for any full or partial calendar year during the Term; provided, however, that Tenant such Additional Rent calculated for any full or partial calendar year shall be divided into twelve (12) equal installments and Tenant shall only pay to Landlord 1/12 of such Additional Rent each month.

(B) Payment. Prior to any calendar year and from time to time during any calendar year, Landlord may notify Tenant of monthly installments of Additional Rent payable by Tenant based on Landlord’s reasonable estimate of each of Taxes and Expenses for that calendar year. On the first day of the calendar month after Landlord’s notice of any increase in these installments, Tenant shall pay to Landlord (in addition to the revised monthly estimate) a lump sum payment in an amount so that Tenant’s total payments for the calendar year will equal Landlord’s revised estimate of Additional Rent. Additional Rent for the calendar year in which the Rent Commencement Date occurs (if the Rent Commencement Date is other than January 1) shall be prorated based upon the number of days in that year falling on or after the Rent Commencement Date. Additional Rent for the last calendar year in which the Term falls (if the Term ends on a date other than December 31) shall be prorated based upon the number of days in the Term falling within that year.

(C) Reconciliation. After Landlord has ascertained the actual amount of Taxes and Expenses for the prior calendar year, Landlord shall notify Tenant of the actual Additional Rent due from Tenant for that year (an “Annual Additional Rent Notice”). If the Additional Rent actually due exceeds total estimated payments of Additional Rent made by Tenant for that calendar year, then Tenant shall pay Landlord the deficiency within ten (10) days after receiving the Annual Additional Rent Notice. If the Additional Rent actually due is less than the total estimated payments made by Tenant for that calendar year, then Landlord shall, at its option, credit any excess to Rent next owing by Tenant or refund the excess to Tenant (though if the Term has expired, then Landlord may only refund the excess to Tenant). Neither Landlord nor Tenant shall be liable to the other for any retroactive Tax adjustments made more than six (6) months after the expiration of this Lease.

(D) Rent Taxes; Taxes on Tenant Property. Tenant shall pay to Landlord, at the same time as Tenant is required to pay Rent, an amount equal to all federal and state taxes (collectively, “Rent Taxes”) now or hereafter levied or assessed upon that Rent, or the payment or receipt thereof, or that Landlord will be required to pay as a result of its receipt of Tenant’s payment thereof; provided, however, that Tenant such Rent Taxes calculated for any full or partial calendar year shall be divided into twelve (12) equal installments and Tenant shall only pay to Landlord 1/12 of such Rent Taxes each month. Tenant shall be responsible for and shall pay before delinquent all municipal, county, state and federal taxes assessed during the Term against any leasehold interest of Tenant or any property owned by Tenant and located in the Premises. The provisions of this Section 2.2 shall survive the expiration or earlier termination of this Lease.

(E) Right to Audit. So long as Tenant has paid in full any amount owing under an Annual Additional Rent Notice, Tenant may, at any time after at least ten (10) days’ notice to Landlord given within six (6) months after Tenant receives that Annual Additional Rent Notice from Landlord, review Landlord’s records of Expenses and Taxes for the time period covered by that Annual Additional Rent Notice. The review must be performed by a qualified independent certified public accountant (“CPA”) or commercial brokerage firm that is not paid on a contingency fee basis, and shall be completed at Landlord’s corporate offices unless all such information is made available on-line (and no information other than real estate tax bills may be removed from that location), unless Landlord in its sole discretion permits Tenant to conduct its review electronically. If Tenant does not complete the review and deliver to Landlord a report requesting correction of Landlord’s determination of Expenses and Taxes within ninety (90) days after Tenant delivers to Landlord notice of its intent to audit, Tenant shall be deemed to have waived its right to object set forth in this Section 2.2(E). If Tenant’s review of Landlord’s books and records discloses that Tenant’s Pro Rata Share of Expenses and Taxes paid by Tenant for the period under review exceeded the actual amount properly allocable to Tenant, then, so long as Landlord agrees with that determination, Landlord shall credit against Tenant’s next accruing Rent obligations an amount equal to the excess (or shall deliver to Tenant a refund of that excess amount, if the excess relates to the last year of the Term), and, if Tenant’s Pro Rata Share of Expenses and Taxes paid by Tenant for the period under review exceeded one hundred five percent (105%) of the actual amount properly allocable to Tenant, Landlord shall reimburse Tenant for any and all reasonable out-of-pocket costs incurred by Tenant in connection with such audit.

If Landlord and Tenant are unable to agree on the amount of the excess paid by Tenant within sixty

(60) days after Tenant delivers to Landlord notice of its intent to audit, then Tenant shall have the right, within five (5) days after the expiration of that period to submit the dispute for resolution by binding arbitration with a mutually acceptable CPA having not less than five (5) years’ experience with respect to the auditing and review of operating expense statements for similar buildings in the Metropolitan Area. If Landlord and Tenant cannot agree on a CPA within fifteen (15) days after Landlord’s receipt of Tenant’s election to submit the dispute to arbitration, then five (5) days thereafter, each shall select a CPA and within ten (10) days thereafter, the two (2) appointed CPAs shall select a third CPA and the third CPA shall be the arbitrator to resolve the dispute.

(F) Tenant shall cause all information disclosed in Landlord’s books and records as well as the information disclosed in any audit or review of the books and records to be kept confidential and shall not retain any copy of that information and shall not disclose that information to any other party, including any other tenant in the Project. Tenant shall, and Tenant shall cause any party engaged by Tenant to review the books and records to, execute and deliver to Landlord a confidentiality agreement in form and substance reasonably acceptable to Landlord prior to performing any review or audit.

2.3 Adjustments. If the Project is not at least 95% leased during any portion of any calendar year, Landlord may, using sound accounting practices, adjust Expenses that are variable and therefore increase as leasing and occupancy of the Project increases to equal what would have been incurred by Landlord had the Project been 100% leased and occupied (an “Equitable Adjustment”). For example, assume (i) the Project has 10 offices, each of equal size; (ii) Tenant occupies one office and Tenant’s Pro Rata Share is 10%; (iii) the other nine offices are vacant; (iv) the cost of providing a particular service for Tenant’s office is $1,000. If Tenant paid Tenant’s Pro Rata Share of that cost without an Equitable Adjustment, Tenant would only pay 10% of $1,000, or $100, which is a disproportionally low amount since Tenant is receiving 100% of the benefit of that service. Instead, Landlord, taking into account any economies of scale, will reasonably adjust Expenses to equal what would have been paid by Landlord for that service had the Project been fully leased and occupied. In our example, if the cost of providing that service for a fully leased and occupied Project would be $9,000, Tenant would pay 10% of $9,000 or $900 of the $1,000 service for which it receives the sole benefit. On the other hand, if the cost of providing that service for a fully leased and occupied Project is $10,000, Tenant would pay 10% of $10,000 or the full

$1,000 of the service for which it receives the full benefit. In no instance, however, shall Tenant pay more than the actual cost of the service for which an Equitable Adjustment is made. Landlord may incorporate the Equitable Adjustment in its estimates of Expenses.

Section 3 – Alterations

3.1	Alterations.

(A) Alterations. All improvements or alterations in or additions, changes or installations to the Premises (“Alterations”) performed by or on behalf of Tenant or any of its subtenants shall be governed by the terms of this Section 3. Tenant shall not permit any Alteration to be performed without first obtaining Landlord’s prior consent. Landlord’s consent shall not be unreasonably withheld, conditioned or delayed but may be withheld in Landlord’s sole discretion if (1) there exists an Event of Default under this Lease that remains uncured after receipt of written notice and expiration of the applicable cure period or (2) the Alteration (i) impacts the structural components of the Project or (ii) impacts the utility or mechanical systems of the Project or (iii) impacts any other tenant’s premises or is visible from the outside of the Premises. Notwithstanding any contrary provision of this Lease, without securing Landlord’s prior written consent, but with at least ten (10) business days’ prior written notice to Landlord, Tenant shall be permitted to perform interior, cosmetic, non-structural alterations not exceeding an aggregate amount of One Hundred Thousand Dollars ($100,000) during any calendar year (provided that Tenant complies with all pertinent code, fire, safety and other such governmental regulations and Tenant does not take any action that could in any way interfere with the structural components, or have a material adverse effect on the mechanical, electrical, maintenance, HVAC or plumbing systems in the Premises) (collectively, “Cosmetic Alterations”). If any Cosmetic Alteration requires the consent of a lender under any mortgage or deed of trust secured by the Project, Landlord shall notify Tenant of the same and reasonably cooperate with Tenant to obtain such consent (at Tenant’s sole cost and expense), and Tenant shall not commence such Cosmetic Alteration until the necessary consents have been obtained by Landlord.

(B) Procedures. Prior to the commencement of any Alteration, Tenant shall submit detailed plans and specifications for Landlord’s review and approval. Landlord shall notify Tenant of its approval or disapproval of those plans and specifications and the work described therein within ten (10) business days after receipt thereof. Landlord shall state in writing and in reasonable detail any objection to the proposed Alteration. Tenant may revise its plans and specifications to incorporate those comments and, if Tenant does so, it may again request Landlord’s consent pursuant to the process described above. Neither approval of the plans and specifications nor supervision of the Alteration by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency or propriety of the plans and specifications or the quality of workmanship or the compliance of the Alteration with Governmental Regulations. If Tenant desires to revise any plans and specifications after obtaining Landlord’s approval thereof, Tenant shall re-submit the revised plans and specifications to Landlord for its approval as provided above.

(C) Performance. Tenant shall pay the entire cost of any Alteration permitted hereunder, including Landlord’s reasonable charges for review of the plans and specifications for any Alteration and Landlord’s reasonable charge for supervision of any approved Alteration (not to exceed three percent (3%) for the cost of any such Alteration). If requested by Landlord, Tenant shall provide evidence reasonably satisfactory to Landlord of Tenant’s financial ability to pay the cost of the Alteration. All Alterations shall be performed in a good and workmanlike and first-class lien free manner, using new materials and in accordance with the plans and specifications submitted to and approved by Landlord as well as in accordance with all applicable Governmental Regulations. All Alterations shall be performed by contractors and subcontractors who possess the requisite experiences, personnel, financial strength and other resources necessary to perform and complete the proposed Alteration in a good and workmanlike lien free manner, and who are approved by Landlord in advance in its reasonable discretion; provided, however, that for the design and construction of Tenant’s Work, Landlord approves Nelson as an architect and Arco Murray as a general contractor. Tenant shall provide to Landlord evidence reasonably satisfactory to Landlord that those contractors and subcontractors satisfy the aforementioned requirements and possess the insurance required under Section 4. Prior to commencing any Alteration, Tenant shall obtain and deliver to Landlord complete copies of all permits and approvals required by applicable Governmental Regulations to commence and complete that Alteration.

3.2 Removal by Tenant. Each Alteration made by Tenant in or upon the Premises shall become Landlord’s property upon its attachment to the Premises and shall remain upon the Premises at the expiration or termination of this Lease without compensation to Tenant, but Tenant shall remove any Alteration if Landlord directs Tenant to do so; provided, however, that Tenant shall not be required to remove those portions of the Tenant’s Work as set forth on the Block Plan attached hereto as Exhibit G (the “Block Plan”) at the expiration or termination of this Lease, except for those works described on Exhibit G-1; and, provided further, that Landlord shall advise Tenant by delivery of written notice to Tenant within ten (10) days after receipt of final plans and specifications relating to those portions of Tenant’s Work not shown on the Block Plan, whether any portions of such Tenant’s Work not shown on the Block Plan are required to be removed at the expiration or termination of this Lease, and, should Landlord notify Tenant that no such portions of the Tenant’s Work not shown on the Block Plan are required to be removed, then Tenant shall not be required to do so at the expiration or termination of this Lease. To the extent specifically requested in writing by Tenant, Landlord shall inform Tenant at the time Landlord consents to any Alteration whether Landlord requires removal of that Alteration at the expiration or termination of this Lease. If Landlord does not so notify Tenant that Landlord is requiring such removal as requested in writing by Tenant, then Tenant shall not be required to remove any such Alteration upon the expiration or earlier termination of this Lease. When removing an Alteration, Tenant shall bear the expense of removal and restore the Premises to the condition existing immediately prior to the Alteration at the expiration or termination of this Lease.

3.3 Liens. Tenant shall keep all of the portions of the Project free and clear of all liens arising out of, or claimed by reason of, any work performed, material furnished or obligations incurred by or at the insistence of Tenant or any of its subtenants. Upon completion of any Alteration, Tenant shall promptly furnish Landlord with final sworn owner’s and contractors’ statements and full and final waivers of lien covering all labor and materials included in the Alteration. If Tenant, within fifteen (15) business days after notice from Landlord, fails to (1) fully discharge any lien or claim of lien or (2) insure or bond over the lien by title endorsement or bond satisfactory to Landlord and Landlord’s lender, if any (which endorsement or bond shall also cover costs of defense), Landlord may, at its option and without limitation of its other rights and remedies, fully or partially pay the lien amount. Tenant shall reimburse Landlord the amount Landlord paid plus interest at the Default Rate from the date incurred until the date Tenant fully reimburses Landlord. Reimbursement is due on demand. No liens of any character created or suffered by Tenant or any of its subtenants shall in any way, or to any extent, attach to or effect the rights of Landlord in the Premises, the Real Estate or the Project.

3.4 Survival. Tenant’s obligations in this Section 3 shall survive the expiration or termination of this Lease.

Section 4 – Insurance

4.1 Tenant’s Insurance. Tenant shall, at its expense, including any insurance policy deductibles or self-insured retentions, keep in full force and effect all of the following insurance policies during the Term and any extension thereof with carriers that maintain an A.M. Best Rating of A-VII or better:

(A) Commercial property insurance (1) insuring 100% of the full replacement cost on an agreed amount basis of all Alterations made at Tenant’s expense or direction during the performance of and when completed, and all other property owned or used by Tenant and located in the Premises, including at least twelve (12) months of business interruption coverage, and (2) written on an “all risk” or “special perils” policy form, including coverage for windstorm. The proceeds of Tenant’s commercial property insurance shall be used for the repair or replacement of the property so insured, except that if this Lease is terminated following a casualty, the proceeds applicable to Alterations shall be paid to Landlord and the proceeds applicable to Tenant’s personal property shall be paid to Tenant.

(B) Commercial general liability insurance written on an occurrence policy form that is at least as broad as the coverage provided by ISO Form CG 00 01 04 13, covering damages because of bodily injury, property damage and personal and advertising injury, arising out of Tenant’s premises, operations or products-completed operations, with limits of liability of not less than $1,000,000 for bodily injury and property damage per occurrence and $2,000,000 general annual aggregate and a $3,000,000 products-completed operations aggregate.

(C) Commercial automobile liability insurance covering liability arising from the use or operation of any auto, including those owned, hired, leased, rented, borrowed, non-owned or otherwise operated or used by or on behalf of Tenant. The coverage shall be on an occurrence form with combined single limits of not less than $1,000,000 per accident for bodily injury (including death) and property damage. Alternatively, Tenant may insure for the risks required to be insured against under this Section 4.1(C) through its commercial general liability insurance policy.

(D) Workers’ compensation insurance in compliance with all Governmental Regulations, and employer’s liability insurance with limits not less than $1,000,000 for bodily injury for each accident, $1,000,000 for bodily injury by disease for each employee and $1,000,000 for bodily injury by disease policy limit.

(E) Umbrella/excess liability insurance covering in excess of (and written on a form at least as broad as) the primary commercial general liability, employer’s liability and automobile liability insurance policies with limits not less than $1,000,000 each occurrence and $1,000,000 annual aggregate.

(F) During the performance of all Alterations, Tenant shall also cause its contractor or subcontractor, as appropriate, performing the Alteration to maintain, (1) commercial general liability insurance as described in Section 4.1(B),  but with limits not less than $1,000,000 for bodily injury and property damage per occurrence and $2,000,000 general annual aggregate and a $2,000,000 products- completed operations aggregate; (2) commercial automobile liability insurance as described in Section 4.1(C); (3) workers’ compensation insurance and employer’s liability insurance as described in Section 4.1(D); and (4) umbrella/excess liability insurance covering in excess of (and written on a form at least as broad as) the primary commercial general liability, employer’s liability and automobile liability insurance policies with limits not less than $1,000,000 each occurrence and $1,000,000 annual aggregate. In addition, if design, engineering or other professional services are provided in connection with the Alteration, Tenant shall cause the party providing those services to maintain professional liability insurance with limits not less than $1,000,000 each claim and $1,000,000 in the aggregate.

4.2 Form of Policy. All policies of insurance carried by Tenant, and all policies of insurance Tenant causes its contractors and subcontractors to maintain, shall (a) be issued by insurers authorized to do business in the state in which the Premises is located; (b) on the commercial general liability policy and any umbrella/excess liability policy, name the Landlord Indemnified Parties as additional insureds;

(c) contain a waiver of any rights of subrogation and all rights of recovery in favor of and against the Landlord Indemnified Parties; and (d) be primary and non-contributing with any insurance maintained by the Landlord Indemnified Parties. With respect to Tenant’s commercial general liability insurance, additional insured coverage shall be provided via the ISO CG 20 11 endorsement or its equivalent. Tenant shall, on or before the Commencement Date, and within ten (10) days before the expiration of each policy, deliver to Landlord certificates of insurance on the industry standard Accord Form showing compliance with the insurance requirements set forth above. Tenant shall provide thirty (30) days’ prior written notice to Landlord (10) days for non-payment of premium) in the event of cancellation or non-renewal of any insurance referred to therein. The insurance policies and limits required under this Lease shall not limit the liability of Tenant under this Lease, and Landlord makes no representation that these types or amounts of insurance are sufficient or adequate to protect Tenant’s interests or liabilities.

4.3	[Intentionally Omitted]

4.4 Failure to Carry. Without limiting Landlord’s remedies set forth in Section 10.2, if Tenant fails to carry and maintain the insurance coverages set forth in this Section 4, Landlord may, upon

(10) days’ prior notice to Tenant (unless the coverages will lapse within that time period, in which event no notice shall be necessary), procure those policies of insurance and Tenant shall promptly reimburse Landlord the cost thereof with interest thereon at the Default Rate from the date incurred until the date paid.

4.5 Landlord’s Insurance. Landlord shall, during the Term, maintain commercial property insurance for 100% of the full replacement costs of the Building (exclusive of land, foundations and footings).

Section 5 – Repairs and Maintenance; Compliance; Services

5.1 Tenant’s Maintenance Obligations. Tenant shall make and pay for all maintenance, replacement, alterations and repairs necessary to keep the interior non-structural portions of the Premises and all equipment and facilities within the Premises in a good state of repair consistent with an industrial suite in an industrial building of similar age and character as the Building in the Metropolitan Area, in compliance with all Governmental Regulations and in tenantable, safe condition. Tenant shall, at its own expense, install and maintain fire extinguishers and other fire protection devices in the Premises as may be required from time to time by any Governmental Regulations or the insurance underwriters insuring the Project in which the Premises are located.

5.2 Landlord’s Maintenance Obligations. Landlord shall maintain the Project in a manner consistent with an industrial building of similar age and character as the Building in the Metropolitan Area, in compliance with applicable Governmental Regulations and in a tenantable, safe condition, which shall include necessary maintenance and repairs to the roof, foundation, outer walls and structural portions of the Project as well as cleaning, re-surfacing and snow and ice removal of the Common Areas, as well as all maintenance, repairs and replacement costs for the HVAC systems serving the Premises.

5.3 Tenant’s Right to Make Repairs. Notwithstanding any of the terms set forth in this Lease to the contrary, if Tenant provides Notice (or oral notice in the event of an Emergency Condition, as that term is defined, below) to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance required to be performed by Landlord under this Lease that relates to

(i) any floor leased by Tenant, (ii) any Building Systems, or (iii) any Emergency Condition, which event or circumstance materially and adversely affects the conduct of Tenant’s business from the Premises or Tenant’s access to the Premises, without Tenant being obligated to take extraordinary measures or incur material expense, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than ten (10) business days after receipt of such notice and to diligently prosecute the corrective action to completion, then Tenant may proceed to take the required action upon delivery of an additional five (5) days’ notice to Landlord specifying that Tenant is taking such required action (provided, however, that the initial ten (10) business day notice and the subsequent five (5) day notice shall be replaced with a single twenty-four (24) hour notice in the event of an Emergency Condition) and if such action was required under the terms of this Lease to be taken by Landlord and was not commenced by Landlord within such ten (10) business day period (or within twenty-four (24) hours in the event of an Emergency Condition) and thereafter diligently pursued to completion, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable out-of-pocket costs and expenses in taking such action. Notwithstanding anything contained herein to the contrary, in no event shall Tenant be permitted to take any action under this Section 5.3 that relates to the Building Structure.

5.4 Emergency Condition Defined. For purposes of Section 5.3, the term “Emergency Condition” shall mean any event or circumstance which requires repair or maintenance by Landlord under this Lease and which (i) creates an immediate material risk (a) of physical harm to any Tenant Party, or (b) to the protection, safety, operation and preservation of Tenant’s mission-critical or business-critical personal property in the Premises (including, for example, server rooms), or (ii) prevents Tenant from accessing the Premises on a commercially reasonable basis.

5.5 Other Terms. In the event Tenant takes such action pursuant to Section 5.3, Tenant shall use only those contractors used by Landlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings. Promptly following completion of any work taken by Tenant pursuant to the terms of Section 5.3, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not pay such amounts within thirty (30) days of Landlord’s receipt of such demand (together with the required supporting documentation), then Tenant shall be entitled to deduct from up to fifty percent (50%) of the Base Rent payable by Tenant under this Lease, the amount set forth in such invoice with interest.

5.6	Project Services. Landlord shall furnish the following services to the Premises:

(A) Heating and Cooling. Heating and air conditioning (“HVAC”) to provide a comfortable temperature for office and industrial business operations, assuming customary density for industrial usage with respect to the number of people per Rentable Square Foot. Tenant shall have operational control of the HVAC for the Premises. To the extent Tenant conducts business at the Premises outside Business Hours or uses above normal capacity of HVAC to the Premises, Tenant shall pay any additional costs actually incurred and paid by Landlord in connection with that use. Landlord shall repair and provide quarterly maintenance services to any HVAC units currently serving the Premises. Upon at least thirty (30) days prior written notice to Landlord, Tenant shall have the right to replace the vendor providing maintenance services to the HVAC units serving the Premises with a vendor selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(B) Janitorial Service. Landlord provide no janitorial services for the Premises but all janitorial services shall be the responsibility of Tenant, at its sole cost and expense.

(C) Water. Landlord shall furnish cold water for drinking and toilet purposes and cold and hot water for lavatory purposes. To the extent Tenant needs water for any other purposes and the purpose is approved by Landlord, Tenant shall pay, as Additional Rent, the cost of installing separate meters for that water as well as the cost for that water at rates specified by the water utility without markup.

(D) Electricity and Natural Gas. Electricity for outlets and overhead lights used in the Premises and natural gas supplied to the Premises for heating purposes is supplied through a separate meter. Tenant shall be responsible for contracting directly with the electric and natural gas utilities chosen by Landlord to serve the Project and shall pay, as and when due, the cost of those services.

5.7	Additional Services.

(A) Communication Services. The installation or change of any signal, communication, data, alarm or other utility or similar service connections by Tenant must be made in accordance with the requirements relating to Alterations. Tenant shall not install in the Premises and equipment that requires more dedicated electrical current than for which the current Building Systems are currently rated without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, it shall be reasonable for Landlord to condition its approval on, among other things, Tenant installing at its cost and expense and in accordance with the requirements relating to Alterations those meters and other equipment as required by Landlord (and paying the cost of the electricity consumed by Tenant’s equipment). Tenant shall ascertain from Landlord the maximum amount of load or demand for use of electrical current that can safely be permitted in the Premises, taking into account the capacity of the electric wiring in the Building and the needs of other tenants of the Building, and shall not in any event connect a greater load than that safe capacity. Tenant shall not tamper with any other Building utility system, or run cable or pipe between suites, without Landlord’s prior consent.

(B) Telephone. Tenant shall arrange for telephone service in the Premises directly with the telephone service provider selected by Landlord. Tenant shall pay directly to that provider, as and when due, the costs related to the installation and service.

(C) Separate Service. If Landlord is not required to provide a particular service to all tenants of the Project, but provides that service to Tenant, or to Tenant and some but not all tenants of the Project, then the cost of that service shall be apportioned among the tenants provided with that service. If Tenant is the sole party to whom Landlord provides a service, Tenant shall pay to Landlord the entire cost of that service.

5.8 Abatement Event. In the event that Tenant is prevented, without taking extraordinary measures or incurring material expense, from using the Premises (or any portion thereof) for the Permitted Use, and does not thereafter use, the affected portion of the Premises for the Permitted Use as a result of (i) any repair, maintenance, alteration, or remediation performed by Landlord, or which Landlord fails to perform, after the Lease Commencement Date and required by the Lease, (ii) any failure of Landlord to provide, or any material restriction of, services to the Premises, utilities to the Premises, or materially necessary access to the Premises, Common Areas, or Parking Facilities, in all events as required by this Lease, (iii) during any period of remediation, removal, abatement, or encapsulation of any hazardous materials required to be performed by Landlord pursuant to this Lease (such set of circumstances as set forth in items (i), (ii) and (iii), to be known as an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event, which notice may be provided by email to an email address or addresses designated by Landlord in written notice(s) delivered to Tenant from time to time, so long as notice is concurrently provided as required hereunder, by recognized overnight courier service for next day delivery, and if such Abatement Event continues for six (6) consecutive Business Days after any such notice (the “Eligibility Period”) and so long as the Abatement Event is not due to Force Majeure, then the Base Rent and Additional Rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using the Premises (or any portion thereof) for the Permitted Use without taking extraordinary measures or incurring material expense, and does not use, the Premises or any portion thereof, for the Permitted Use, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using for the Permitted Use without taking extraordinary measures or incurring material expense, and does not use for the Permitted Use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using for the Permitted Use without taking extraordinary measures or incurring material expense, and does not use, a portion of the Premises for the Permitted Use for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Additional Rent for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using for the Permitted Use, and does not use for the Permitted Use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period and recommences use of such portion of the Premises for the Permitted Use, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Landlord shall use commercially reasonable efforts to minimize the duration of an Abatement Event within Landlord’s reasonable control, provided that in addition to such right to abate Base Rent and Additional Rent, Tenant shall have the right to commence appropriate legal proceedings (including, without limitation, an action for injunctive relief, but excluding any action or claim for damages) against Landlord in connection with an Abatement Event following expiration of the Eligibility Period. Except as provided in this Section 5.8, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder. For purposes of this Section 5.8, a “material restriction” shall mean a restriction of services, utilities or access such that Tenant cannot reasonably use the Premises as permitted by this Lease.

Section 6 – Damage to Premises

6.1	Destruction of Premises.

(A) Subject to Section 6.2, if the Project is damaged by fire or other casualty, Landlord shall restore the damage to the Premises to the same condition as existed on the Rent Commencement Date exclusive of any Alterations. Landlord shall commence the repair, restoration or rebuilding thereof within ninety (90) days after that damage and shall substantially complete the restoration, repair or rebuilding as promptly as practicable after the commencement thereof, subject to delays caused by events of Force Majeure or by the acts or omissions of Tenant or any Tenant Party. Landlord shall promptly and diligently seek adjustment of insurance proceeds after any casualty.

(B) If the fire or other casualty or the repair, restoration or rebuilding required by Landlord shall render the Premises untenantable in whole or in part, then Base Rent and Additional Rent shall proportionately abate from the date when the damage occurred until the date on which the Premises are in the condition required by this Section 6.1. The proportion shall be computed on the basis that the Rentable Square Feet of the portion of the Premises rendered untenantable and not occupied by Tenant bears to the aggregate Rentable Square Feet of the Premises.

6.2	Right to Terminate.

(A) If the casualty results in damage to the Premises that Landlord reasonably estimates will take in excess of (i) twelve (12) months after the beginning of restoration to restore the Premises to the same condition as existed on the Rent Commencement Date (but excluding Alterations) and occurs at any time during the Term or (ii) three (3) months after the beginning of restoration to restore the Premises to the same condition as existed on the Rent Commencement Date (but excluding Alterations) and occurs during the last two (2) years of the Term, as extended, then in either case either Landlord or Tenant may elect to terminate this Lease upon giving notice of its election to the other party within sixty

(60) days after the casualty. If the casualty results in damage to the Project that results in the same restoration periods as set forth above, or the restoration is prohibited by any Governmental Regulation or the insurance proceeds are insufficient or not available, then Landlord may elect to terminate this Lease upon giving notice of the election to Tenant within sixty-five (65) days after the casualty.

(B) If this Lease is terminated as provided above, the termination shall be effective on the date specified in the first notice received by the other party, but no earlier than thirty (30) days after the occurrence of the event causing the damage. In such event, Tenant shall be obligated to pay the Rent accrued to the effective date of the termination, less any Rent abated pursuant to Section 6.1, which obligation shall survive termination. Unless this Lease is terminated by either party as provided in this Section 6, this Lease shall remain in full force and effect, notwithstanding the damage or casualty.

Section 7 – Eminent Domain

7.1 Total Condemnation. In the event of a Substantial Taking of the Project (defined below), both Landlord and Tenant shall have the right to terminate this Lease by notice to the other within thirty

(30) days after the date of the effectiveness of that taking. “Substantial Taking of the Project” means a Taking (defined below) either of the entire Project or a portion thereof, and in Landlord’s commercially reasonable opinion, the remainder of the Project cannot be restored to an economically viable first-class industrial and office building without either substantial alteration of the Project or relief from Governmental Regulation. “Taking” means a taking or condemnation for a public or quasi-public use by a competent governmental authority. If this Lease is terminated pursuant to this Section 7.1, the Term shall terminate upon the delivery of possession to the condemning authority and Tenant shall pay the Rent accruing to the date of termination. If neither Landlord nor Tenant terminates this Lease within the applicable time period, this Lease shall continue in full force and effect, as modified pursuant to Section 7.2.

7.2 Partial Condemnation. If a Taking occurs that does not entitle Landlord or Tenant to terminate this Lease under Section 7.1 or if neither Landlord nor Tenant exercises a right to terminate this Lease granted under Section 7.1, then Landlord shall repair and restore the Project to the extent practicable, to the condition as existed on the Rent Commencement Date, excluding any Alterations, except that Landlord is not required to expend for repair and restoration any sum in excess of an amount equal to the Award (defined below). If as a result of the Taking, the Rentable Square Feet of the Premises is permanently reduced, Base Rent and Additional Rent shall proportionately abate from the date when possession of the portion of the Premises is given to the condemning authority. In addition, if the repair, restoration or rebuilding required by Landlord as a result of that Taking renders the Premises untenantable in whole or in part, Base Rent and Additional Rent shall proportionately abate from the date when possession of the Premises is given to the condemning authority until the date on which the Premises are, as nearly as practicable, in the condition as existed on the Rent Commencement Date, excluding any Alterations. The proportionate abatement shall be computed on the basis that the Rentable Square Feet of the Premises either reduced or rendered untenantable and not occupied by Tenant bears to the aggregate Rentable Square Feet of the Premises.

7.3 Award. Any award, compensation or damages (the “Award”) for a partial or total taking shall be paid to and be the sole property of Landlord. Tenant shall have the right, to the extent the Award is not diminished, to make a separate claim against the condemning authority for compensation as may be separately awarded to a tenant.

Section 8 – Assignment and Subletting

8.1	Assignment and Subletting.

(A) Tenant shall not assign, pledge or encumber this Lease or any interest under it or sublet all or any portion of the Premises (individually or collectively, a “Transfer”), without Landlord’s (and, if required by the terms of a mortgage or ground lease, the mortgagee’s and ground lessor’s) consent. Landlord’s consent shall not be unreasonably withheld, conditioned or delayed with respect to a Transfer. Each of the following shall also constitute a Transfer (excluding in each instance the transfer of any publicly traded stock): the dissolution, merger or consolidation of Tenant; any issuance, sale, gift, transfer or redemption of any ownership interest in Tenant or any entity holding a direct or indirect ownership interest in Tenant (whether voluntary, involuntary or by operation of law, or any combination of the foregoing) that causes a change in any of the direct or indirect power to affect the management or policies of Tenant; or any direct or indirect change in 25% or more of the ownership interest in Tenant.

(B) Landlord will not be considered to have unreasonably withheld its consent to an assignment or sublease if Landlord’s consent is withheld because: (1) there exists an Event of Default under this Lease that remains uncured after receipt of written notice and expiration of the applicable cure period; (2) in the event of a sublease, the portion of the Premises that Tenant proposes to sublease, including the means of ingress thereto and egress therefrom, or the remaining portion of the Premises, or any combination of the above, will violate any Governmental Regulations; (3) in the reasonable judgment of Landlord, the proposed subtenant or assignee is not sufficiently financially responsible to perform its obligations under the proposed sublease or assignment; or (4) the proposed assignment or sublease would result in a prohibited transaction under ERISA (defined below). The foregoing, however, are merely examples of reasons that Landlord may withhold its consent and should not be deemed to be exclusive of any other reasons for reasonably withholding consent, whether similar to or dissimilar from the foregoing examples.

8.2 Tenant to Remain Obligated. No Transfer shall relieve Tenant from any covenant, liability or obligation hereunder (whether past, present or future) and Tenant shall remain liable under this Lease as a principal and not as a surety. Landlord’s consent to a Transfer shall not constitute a consent to any subsequent Transfer. Tenant shall pay all of Landlord’s costs, charges and expenses, including reasonable attorney’s fees, incurred in connection with any Transfer requested or made by Tenant up to a maximum amount of $2,000 per request (so long as no modifications to this Lease are required in connection with such consent).

8.3 Assignee to Assume Obligations. If Tenant assigns this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder from and after the date of assignment and agree to comply with and be bound by all of the terms, provisions and conditions of this Lease. The assumption shall be evidenced in a written instrument satisfactory to Landlord. If Tenant subleases the Premises as permitted herein, that sublease shall be in a written form satisfactory to Landlord and contain the agreement of the subtenant to attorn to Landlord, at Landlord’s option and request, in the event this Lease terminates before the expiration of the sublease.

8.4 Approved Transferees. Notwithstanding the foregoing, Tenant may assign its interest in this Lease or sublet any portion of the Premises without Landlord’s consent to any of the following (collectively, “Approved Transferees”): (i) any corporation which controls, is controlled by, or is under common control with Tenant, provided that the net worth of such corporation at the time of the proposed sublease or assignment is equal to or greater than Tenant’s net worth as of the Effective Date; (ii) any corporation resulting from the merger or consolidation of Tenant, provided that the resulting corporation has a net worth equal to or greater than Tenant’s net worth as of the Effective Date; (iii) any person or entity which acquires all the assets of Tenant as a going concern of the business that is being conducted on the Premises, provided that the resulting person or entity has a net worth equal to or greater than Tenant’s net worth as of the Effective Date. At least ten (10) business days prior to any transfer to an Approved Transferee, Tenant shall provide written notice to Landlord of such transfer along with information reasonably necessary for Landlord to verify that such transferee constitutes an Approved Transferee.

8.5 Transfer Premium. Except with respect to an Approved Transfer, if Tenant shall Transfer this Lease or any part of the Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the Transfer, then Tenant shall pay to Landlord as Additional Rent, fifty percent (50%) of any such excess within ten (10) days after Tenant has recouped its out-of-pocket costs and expenses incurred on account of attorneys’ fees, market brokerage commissions and reasonable tenant improvement costs granted in connection with such Transfer including, but not limited to key money, bonus money or other cash consideration paid by an Approved Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to such Approved

Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to such Approved Transferee in connection with such Transfer.

Section 9 – Signage

9.1 Suite Identification. Landlord, at its sole cost, will install Tenant’s identification signage outside of the Premises on the floor where the Premises are located. The location, quality, design, style, lighting and size of that signage must be consistent with Landlord’s Building-standard signage program. Landlord’s prior consent is required for any changes to the signage initially installed by Landlord, and any changes will be at Tenant’s sole cost and expense. Tenant shall not install or affix any sign, plaque, picture, advertisement, name, notice, lettering or direction on any part of the Project or on any part of the inside of the Premises that can be seen from outside of the Premises, without in each instance first obtaining the prior consent of Landlord.

9.2 Exterior Signage. Tenant shall have (i) the nonexclusive right to have its name or its trade name or such other name as Landlord may reasonably approve displayed on the Building’s current monument signage and (ii) the right to install Building top signage in a location mutually agreed upon by Landlord and Tenant (collectively, “Tenant’s Exterior Signage”), subject to the following:

(A) Tenant’s Exterior Signage must (i) comply with all applicable governmental laws, statutes, rules, codes and ordinances, (ii) be approved in advance by all appropriate governmental authorities, (iii) be approved in advance by Landlord, in Landlord’s reasonable discretion, and (iv) comply with all other matters of record affecting the Building. Without limiting the generality of the foregoing, Landlord shall have the right to specifically approve the size, location, design, fabrication material and lighting of Tenant’s Exterior Signage prior to the installation thereof, which approval shall not be unreasonably withheld, conditioned or delayed.

(B) Once all required approvals have been obtained for Tenant’s Exterior Signage pursuant to Section 9.2(A), Tenant shall cause the fabrication and installation of Tenant’s Exterior Signage, all at Tenant’s cost and expense. Tenant shall also be responsible for the cost of any changes to Tenant’s Exterior Signage (which changes must be pre-approved by Landlord in its reasonable discretion).

(C) Tenant shall maintain, at Tenant’s sole cost and expense, Tenant’s Exterior Signage in good repair and condition during the Term.

(D) Tenant’s right to display its name on the monument signage at the Building or on the Building exterior shall expire concurrently with the expiration or earlier termination of this Lease.

(E) Landlord shall have the right to re-locate, re-design or re-construct the Building’s monument signage from time to time.

(F) Other than to an assignee of this Lease that is either permitted hereunder or to which Landlord’s consents, Tenant’s right to display its name on the monument signage at the Building on the Building exterior pursuant to this Section 9.2 may not be assigned, transferred or otherwise conveyed to any other party.

Section 10 – Defaults and Remedies

10.1 Tenant Events of Default. Each of the following constitutes an event of default (an “Event of Default”) hereunder:

(A) Rent. If Tenant fails to pay Rent on the date due and that failure continues for a period of five (5) days after written notice from Landlord; or

(B) Insurance. If Tenant fails to maintain the insurance required to be maintained by Tenant hereunder and that failure is not cured within the time period set forth in Section 4.4;

(C)	Abandonment. Tenant abandons the Premises; or

(D) Transfer. A Transfer (other than an Approved Transfer) occurs without Landlord’s consent as provided herein; or

(E)	Bankruptcy. One of the following credit defaults occurs:

(1) Tenant or any guarantor of this Lease commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for Tenant or any guarantor of this Lease or for any substantial part of its respective property, or any of those proceedings is commenced against Tenant or any guarantor of this Lease and either remains undismissed for a period of sixty (60) days or results in the entry of an order for relief against Tenant or any guarantor of this Lease that is not fully stayed within thirty (30) days after entry; or

(2) Tenant or any guarantor of this Lease becomes insolvent or bankrupt, does not generally pay its respective debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors; or

(3) Any third party obtains a levy or attachment under process of law against Tenant’s leasehold interest or other property or assets or any property or assets of any guarantor; or

(F) Violation of Prohibited Activities. If Tenant or any other party using or occupying the Premises engages in any of the activities prohibited under Section 1.5(B), or if a violation of any of the provisions of Section 1.5(B) otherwise occurs; or

(G) Other Defaults. If Tenant is in default under any other provision of this Lease (other than those specified above) and remains so for a period of thirty (30) days after Landlord has provided notice to Tenant of that default, but if that default cannot reasonably be remedied by Tenant within thirty

(30) days after notice of default, then Tenant shall have additional time as is reasonably necessary to remedy the default if during that time Tenant is continuously and diligently pursuing the remedy necessary to cure the default.

10.2	Landlord’s Remedies.

(A) Landlord’s Remedies. Upon the occurrence of an Event of Default that remains uncured after receipt of written notice and expiration of the applicable cure period, Landlord may:

(1) Termination of Lease. Terminate this Lease and Tenant shall pay to Landlord, upon demand, an accelerated lump sum amount equal to the amount by which Landlord’s commercially reasonable estimate of the aggregate amount of Rent owing from the date of termination through the scheduled expiration date of the Term, plus Landlord’s commercially reasonable estimate of the aggregate expenses of reletting the Premises (including brokerage fees, unamortized leasing commissions and tenant concessions incurred or estimated to be incurred by Landlord; costs of removing and storing any property in the Premises; costs of repairing, altering, remodeling or otherwise putting the

Premises into condition acceptable to new tenants; and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys’ fees and court costs [collectively, “Reletting Costs”]), exceeds Landlord’s commercially reasonable estimate of the fair rental value of the Premises for the same period (after giving effect to the time needed to relet the Premises) both discounted to present value at the rate at which U.S. Treasuries are then yielding for a term closest to the scheduled expiration date of the Term; or

(2) Termination of Possession. Terminate Tenant’s right of possession of the Premises without termination of this Lease, re-enter the Premises by summary proceedings or otherwise, expel Tenant and remove all property therefrom, using the level of effort mandated by the laws of the state where the Premises are located to relet the Premises at market rent (and Landlord is permitted to relet any other vacant space in the Building prior to reletting the Premises) and receive the rent from reletting, and Tenant is not entitled to receive any of that rent and remains liable for the equivalent of the amount of all Rent reserved herein less the proceeds of reletting, if any, after deducting therefrom the Reletting Costs. Any and all monthly deficiencies payable by Tenant under this clause shall be paid monthly on the date herein provided for the payment of Base Rent; or

(3) Application of Amounts Owed to Tenant. Apply against any amounts owed by Landlord to Tenant, any amounts then due and payable by Tenant to Landlord; or

(4) Right to Cure. At its option, perform any obligations of Tenant under this Lease and all costs and expenses incurred by Landlord in performing those obligations, together with interest thereon at the Default Rate from the date incurred until paid in full, shall be reimbursed by Tenant to Landlord on demand and constitute Rent for purposes of this Lease; or

(5) Property. Re-enter, seize and take possession of Tenant’s personal property, fixtures and equipment located at the Premises, all of which shall be deemed abandoned by Tenant, and to sell that property at public or private sale.

(B) Additional Landlord Remedies. Tenant further agrees that the Rent constitutes the value of Tenant’s occupancy of the Premises, and if Tenant fails to pay any Rent as set forth herein, the unpaid Rent shall constitute an allowed super-priority administrative expense in favor of Landlord to which Landlord is entitled to immediate payment, in full, and Tenant shall agree to enter into an order to that effect in a bankruptcy case.

(C) Landlord Remedies Cumulative. Any and all remedies of Landlord set forth in this Lease: (i) are in addition to any and all other remedies Landlord may have at law or in equity, (ii) are cumulative, and (iii) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord does not constitute an election of remedies or preclude Landlord from exercising any other remedies in the future.

10.3	Landlord’s Default; Tenant’s Remedies.

(A) Landlord shall be in default under this Lease if Landlord breaches any provision of this Lease and that breach remains uncured for a period of thirty (30) days after Tenant has provided notice to Landlord of the breach, but if that breach cannot reasonably be remedied by Landlord within thirty

(30) days after notice of breach, then Landlord shall have additional time as may be reasonably necessary to remedy the breach if during that time Landlord is continuously and diligently pursuing the remedy necessary to cure the breach.

(B) If Tenant claims or asserts that Landlord has violated or failed to perform a covenant of Landlord not to unreasonably withhold, delay, or condition Landlord’s consent or approval under this Lease, or in any case where Landlord’s reasonableness in exercising its judgment is in issue, Tenant’s sole remedy shall be an action for specific performance, declaratory judgment, or injunction, and in no event shall Tenant be entitled to any monetary damages for a breach of any such covenant or unreasonable exercise of judgment, and Tenant hereby specifically waives the right to any monetary damages or other remedies in connection with any such breach or unreasonable exercise of judgment. Further, notwithstanding anything in this Lease to the contrary, no breach or default by Landlord under this Lease excuses Tenant from performing, or constitutes a defense to Tenant’s performance of, any duty, liability or obligation of Tenant under this Lease, and no breach or default by Landlord under this Lease entitles Tenant to terminate this Lease, or abate Rent, in whole or in part. Additionally, Tenant waives any right it may have under law or in equity to cure any default by Landlord under this Lease.

Section 11 – Covenant of Quiet Enjoyment

Landlord covenants that Tenant, on payment of the Rent and performance of the covenants and agreements set forth herein, shall peaceably and quietly have, hold and enjoy the Premises during the Term without interference of any person claiming through Landlord.

Section 12 – Subordination

12.1	Subordination, Attornment.

(A) Unless elected otherwise by the ground lessor, ground lessee or mortgagee, as the case may be, this Lease shall be subordinate to any present or future ground lease or mortgage respecting the Project, and any amendments thereto. That subordination is effective on condition that the ground lessor, ground lessee or mortgagee and Tenant enter into a commercially reasonable subordination, nondisturbance and attornment agreement in recordable form which provides in substance that so long as Tenant is not has not committed an Event of Default under this Lease that remains uncured after receipt of written notice and expiration of the applicable cure period, its use and occupancy of the Premises shall not be disturbed, notwithstanding any default of Landlord under such mortgage.

(B) If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given, Tenant shall attorn to that ground lessor or mortgagee or purchaser at that foreclosure sale, and this Lease shall continue in effect as a direct lease between Tenant and the ground lessor, mortgagee or purchaser. The ground lessor, ground lessee or mortgagee or purchaser shall (1) be liable as Landlord only for the obligations of Landlord accruing after that ground lessor, ground lessee or mortgagee or purchaser has taken fee title to the Building or Project and (2) not be liable for (a) any Rent paid more than thirty (30) days in advance or (b) any offsets, claims or defenses that Tenant may have against the previous Landlord. Tenant shall within ten (10) days after request by Landlord or ground lessor, ground lessee, mortgagee or purchaser (in case of attornment), execute and deliver to the requesting party a subordination, non-disturbance and attornment agreement substantially in the form then used by the requesting party.

(C) Landlord hereby confirms that as of the Effective Date, the Building is unencumbered by any mortgage financing. Notwithstanding the foregoing, the subordination of this Lease from and after the Effective Date to any future mortgage shall be subject to, and conditioned upon, Tenant’s execution and delivery of a commercially reasonable non-disturbance agreement from Landlord’s mortgagee (an “SNDA”) in recordable form which provides in substance that so long as Tenant has not committed an Event of Default under this Lease that remains uncured after receipt of written notice and expiration of the applicable cure period, its use and occupancy of the Premises shall not be disturbed, notwithstanding any default of Landlord under such mortgage.

12.2 Security Deposit. Any ground lessor, ground lessee, mortgagee or purchaser shall be responsible for the return of any security deposit and rent voluntarily paid in advance by Tenant only to the extent the security deposit or rent is received by or credited to that ground lessor, ground lessee, mortgagee or purchaser.

12.3 Definitions. As used in this Section 12, “mortgage” includes “trust deed” and “deed of trust” and “mortgagee” includes “trustee,” “beneficiary” and the mortgagee of any ground lessee, and “ground lessor,” “mortgagee,” and “purchaser at a foreclosure sale” includes, in each case, all of its successors and assigns, however remote.

Section 13 – Indemnification

13.1 Indemnity by Tenant. Tenant shall protect, indemnify, defend and save harmless the Landlord Indemnified Parties for, from, against and regarding any and all foreseeable or unforeseeable claims, suits, proceedings, actions, liabilities, expenses, losses, costs, deficiencies, fines, penalties or damages (including consequential or punitive damages) of any kind or nature (collectively, “Claims”), including reasonable attorneys’ fees, on account of any matter or thing, action or failure to act arising out of or in connection with this Lease, the Premises or the operations of Tenant on any portion of the Premises.

13.2 Indemnity by Landlord. Subject to the waivers of subrogation provided for hereunder, Landlord shall protect, indemnify, defend and save harmless Tenant for, from, against and regarding any and all foreseeable or unforeseeable Claims, including reasonable attorneys’ fees, to the extent arising out of (a) a breach of this Lease by Landlord or (b) the gross negligence or willful misconduct of Landlord.

13.3 Indemnity Claims Process. Tenant shall pay any amounts that become due to Landlord under this Section 13 within ten (10) days after Landlord’s demand, and if not timely paid, those amounts shall bear interest at the Default Rate from the date of demand until paid. Tenant, at its expense, shall contest, resist, and defend any claim, action, or proceeding asserted or instituted against Landlord or any Landlord Indemnified Parties, with counsel acceptable to Landlord, in its discretion, and shall not, under any circumstances, compromise or otherwise dispose of any suit, action, or proceeding without obtaining Landlord’s prior consent. Tenant shall have the right to control the defense or settlement of any Claim if

(a) Tenant shall first confirm in writing to Landlord that Tenant is obligated under this Section 13 to indemnify Landlord and (b) Tenant pays any and all amounts required to be paid in respect of the Claim. If Tenant controls the defense or settlement of the Claim then any compromise or settlement shall require the prior approval of Landlord, which approval shall not be unreasonably withheld if Landlord (or the applicable Landlord Indemnified Party) is irrevocably released from all liabilities and losses in connection with the Claim as part of the settlement or compromise. Landlord, at its election and sole cost and expense, may, but is not obligated to, participate in the defense of any Claim. If Tenant does not act promptly and completely to satisfy its indemnification obligations, Landlord may resist and defend the Claims against Landlord or any Landlord Indemnified Party at Tenant’s sole cost.

13.4 Survival. The provisions of this Section 13 shall survive the expiration or termination of this Lease with respect to any Claims asserted against Landlord, or asserted by Landlord directly against Tenant, within any applicable statute of limitations.

Section 14 – Surrender

Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Premises to Landlord broom clean and otherwise in the condition in which the Premises are required to be maintained by the terms of this Lease, reasonable wear and tear and casualty and condemnation excepted. Tenant shall surrender all keys for the Premises to Landlord and shall inform Landlord of the combinations to all locks, safes and vaults in the Premises. At or prior to the expiration or termination of this Lease, Tenant shall, at its expense, remove from the Premises all furnishings, fixtures and equipment situated thereon and the Alterations that are required to be removed under Section 3.2, and repair any damage caused by that removal. However, Tenant shall not remove any equipment, conduits or fixtures providing water, plumbing, electricity, heating, ventilation, air conditioning, lighting, life safety, sprinkler or sewer service to the Premises, regardless of whether the same were installed by or on behalf of Tenant or Landlord. Any furnishings, fixtures and equipment not removed by Tenant shall (if not already) become Landlord’s property upon the expiration or earlier termination of this Lease and shall be conclusively presumed to have been conveyed to Landlord under this Lease via a bill of sale without payment or credit by Landlord to Tenant. Landlord may remove any property not removed by Tenant and store and/or retain or sell that property, and Tenant shall pay Landlord the cost of the removal, storage and disposition as well as the cost of repairing any damages caused by the removal within thirty (30) days after demand. Tenant’s obligations under this Section 14 survive the expiration or earlier termination of this Lease.

Section 15 – Hazardous Materials

15.1 Tenant Covenants. Tenant shall, and shall cause the Tenant Parties to, (a) not use, maintain, generate, store, treat or dispose of any Hazardous Materials in or on the Premises or the Project, other than those chemicals shown on Schedule 15 attached hereto, and otherwise de minimis amounts of materials that are required for the normal maintenance and operation of the Premises for normal industrial and office use and that are used, stored and disposed of in accordance with all Environmental Requirements (including, if applicable, obtaining and maintaining all necessary governmental permits associated with such Hazardous materials), (b) clean or remediate, in accordance with all Environmental Requirements, any Hazardous Materials that may contaminate, or emanate from, any part of the Project, the Premises or the soils, ground water or aquifer under the Project as a result of Tenant’s or the Tenant Parties’ use or occupancy of the Premises, (c) not place or permit to be placed any Hazardous Materials in any receptacle not specifically designated and permitted for those materials, (d) cause all Hazardous Materials to be disposed of by licensed, reputable contractors approved by Landlord and (e) promptly provide Landlord with any notice received by Tenant or the Tenant Parties concerning Hazardous Materials.

15.2 Tenant Indemnity. Without limiting the indemnification contained in Section 13 above, Tenant shall indemnify, defend (with counsel reasonably approved by Landlord) and hold the Landlord Indemnified Parties harmless from and against any Claims, including cleanup, engineering and attorneys’ fees and expenses that Landlord or the indemnified parties may incur by reason of (1) a violation of the covenants set forth in Section 15.1 above, (2) Tenant’s or the Tenant Parties’ use, maintenance, generation, storage, treatment or disposal of any Hazardous Materials in, on or under the Project or the Premises, (3) the violation of any applicable Environmental Requirement by Tenant or the Tenant Parties and relating to the Premises or Tenant’s or the Tenant Parties’ use, occupancy or operation thereof, (4) any Claim brought or asserted against Landlord or the indemnified parties, regardless of when brought, which directly or indirectly relates to or arises out of any of the matters indemnified in this Section 15.2 or (5) any investigation or claim of any governmental agency or third party for any actions taken by Tenant or the Tenant Parties on or about the Premises. Tenant’s indemnity obligations under this Section 15.2 shall survive the cancellation or termination of this Lease.

15.3 Landlord Indemnity. Without limiting the indemnification contained in Section 13 above, Landlord shall indemnify, defend (with counsel reasonably approved by Tenant) and hold the Tenant harmless from and against any Claims, including cleanup, engineering and attorneys’ fees and expenses that Landlord or the indemnified parties may incur by reason of (1) any Hazardous Materials in, on or under the Project or the Premises before the Effective Date, or (2) any investigation or claim of any governmental agency or third party for any actions taken by Landlord on or about the Premises. Landlord’s indemnity obligations under this Section 15.3 shall survive the cancellation or termination of this Lease.

Section 16 – Holding Over

If Tenant remains in occupancy of any portion of the Premises after the expiration or termination of the Term, Tenant shall become a month-to-month tenant upon all terms of this Lease as might be applicable to the month-to-month tenancy, except that Tenant shall pay Base Rent and Additional Rent at a rate equal to 150% of the rate effective immediately prior to the holdover. Tenant shall also be liable for any and all damages incurred by Landlord as a result of holding over. No acceptance of Rent payable pursuant to this Section 16 by Landlord or the creation of the month-to-month tenancy constitutes a waiver of Tenant’s default or a waiver of Landlord’s right to regain possession of the Premises or any other remedy.

Section 17 – Notices

All notices and demands, consents, approvals, requests, or other commitments required or permitted to be given under this Lease shall be in writing and sent by United States certified mail, return receipt requested, postage prepaid, or by FedEx or similar generally recognized overnight courier regularly providing proof of delivery, addressed to the parties as set forth in the Summary of Terms (subject to the right of any party to designate a different address for its receipt of notices hereunder within the 48 contiguous continental United States of America by notice duly given). Delivery shall be treated as given as of the first to occur of (i) actual delivery, (ii) if mailed, the second business day after being deposited in

U.S. Mail, proper postage prepaid, addressed as provided above, or (iii) if sent by overnight courier, on the first business day after being delivered to that courier with all charges for overnight delivery having been prepaid.

Section 18 – Broker’s Representation

Except for the brokers, if any, identified on the Summary of Terms, Landlord represents that it dealt with no broker or brokers and Tenant represents that it dealt with no broker or brokers in connection with the negotiation, execution and delivery of this Lease. Landlord and Tenant shall indemnify and hold the other harmless from and against any losses, damages, penalties, claims or demands of whatsoever nature arising from a breach of its foregoing representation including reasonable attorneys’ fees and expenses. The representations and indemnifications set forth in this Section 18 survive the cancellation or termination of this Lease.

Section 19 – Rights Reserved to Landlord

The following rights, exercisable without notice and without affecting any of Tenant’s obligations under this Lease, are all reserved by Landlord: (1) to change the name or street address of the Project or the Building numbers thereof; (2) to install and maintain signs on the exterior and interior of the Project;

(3) to retain at all times, and to use in appropriate instances, pass keys to the Premises; (4) to grant to anyone the exclusive right to conduct any business, but the granting by Landlord of an exclusive right in no way prohibits Tenant from using the Premises for the purposes for which it is using the Premises as of the Rent Commencement Date; (5) to render any service in the Project, including furnishing electricity, telephone service, ice, water, towels, toilet supplies, shoe shines, sign painting, beverage or food service or other services to the Project, so long as the rates therefor are reasonably competitive for industrial and office buildings in the Metropolitan Area; (6) upon at least twenty-four (24) hours’ advance written notice to Tenant, to, or have its agents, exhibit the Premises at reasonable hours to prospective purchasers, mortgagees, and ground lessors of the Project and, in the final nine months of the Term, to prospective tenants; (7) to, or have its agents, decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises; (8) to, or have its agents, enter the Premises after at least twenty-four (24) hours’ advance written notice at reasonable hours (except in the event of an emergency, when no notice need be given) for reasonable purposes, including inspection, the provision of services and the performance of the obligations of Landlord hereunder; and (9) to approve the weight, size, placement and time and manner of movement within the Premises and the Project of any safe or other heavy article of Tenant’s Property, without any liability on account of that approval.

Section 20 – Other Matters

20.1 Interpretation. Captions of this Lease are solely for convenience of reference and shall not in any way limit or amplify the terms and provisions hereof. Whenever the words “including,” “include,” or “includes” are used in this Lease, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed.

20.2 Partial Invalidity. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of that term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

20.3 Entire Agreement. All understandings and agreements, oral or written, previously made between the parties are merged into this Lease and this Lease fully and completely expresses the agreement between Landlord and Tenant. This Lease cannot be amended or modified except by a written instrument executed by Landlord and Tenant.

20.4 Governing Law. This Lease, and all disputes arising under or related to this Lease, shall be governed by and construed in accordance with the internal laws of the State in which the Project is located.

20.5 Successors and Assigns. Subject to Section 8 and Section 12, this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

20.6 Waiver. No failure by either party to exercise, or delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. Any consent or approval given by Landlord in any one instance shall not constitute consent or approval for any subsequent matter, even if similar to the matter for which that consent or approval was originally given.

20.7 Litigation and Arbitration Costs. In the event of any litigation or arbitration between Tenant and Landlord to enforce any provision of this Lease or any right of either party hereto, the unsuccessful party to that litigation or arbitration shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred by the successful party therein.

20.8 Counterparts; Electronic Execution and Delivery. This Lease may be executed electronically and in any number of counterparts, each of which constitutes an original and all of which, when taken together, shall constitute one and the same agreement. Further, electronic copies of the executed copies of this Lease may be delivered to the parties by facsimile transmission or email (including as an attachment in .PDF format) and, upon receipt, shall constitute originals and binding upon the parties hereto.

20.9 Modifications to Lease. If, in connection with Landlord’s obtaining financing for the Project, the proposed lender requests reasonable modification of this Lease as a condition of that financing, Tenant shall not unreasonably withhold or delay its agreement to those modifications so long as those modifications do not materially increase the obligations or materially and adversely affect the rights of Tenant under this Lease.

20.10 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent stipulated herein shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of Rent constitute an accord and satisfaction. Landlord may accept that check or payment without prejudice to Landlord’s right to recover the balance of Rent or to pursue any other remedy in this Lease.

20.11	Time of the Essence. Time is of the essence of each provision of this Lease.

20.12 WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN FEDERAL OR STATE COURTS LOCATED IN THE DISTRICT WHERE THE PROJECT IS LOCATED, CONSENTS TO THE JURISDICTION OF THOSE COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM THOSE COURTS.

20.13 Areas Excluded From Demise. The exterior walls of the Premises, the area beneath the finished floor of the Premises and the area above the finished ceiling level of the Premises are not demised hereunder.

20.14	Due Authorization. Landlord and Tenant hereby covenant, warrant and represent that:

(1) the individual executing this Lease on its behalf is duly authorized to execute and deliver this Lease in accordance with that party’s organizational documents; (2) this Lease is binding upon that party and (3) the execution and delivery of this Lease will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other contract or instrument to which it is a party or by which it may be bound.

20.15 Tenant Financials. If Landlord is required to furnish that information in connection with the closing of a proposed sale or refinancing of the Project or if Tenant is in default hereunder, Tenant shall provide Landlord, upon ten (10) days’ prior notice from Landlord, with a current financial statement for Tenant’s business. The information provided by Tenant shall be kept confidential by Landlord and Landlord’s lender or prospective purchaser, except to the extent already a part of the public domain, disclosure is required by applicable Governmental Regulations or to enforce this Lease.

20.16 Force Majeure. Both Landlord and Tenant shall be excused from performing their obligations or undertakings provided in this Lease, in the event of, but only so long as the performance of any of those obligations are prevented or delayed, retarded or hindered by, an event of Force Majeure, but this Section 20.16 shall not apply to any obligation to pay money or perform any financial obligations hereunder.

20.17 ERISA. Tenant represents and warrants that it is not and is not acting on behalf of (1) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security

Act of 1974, as amended (“ERISA”), (2) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or (3) an entity deemed to hold “plan assets” within the meaning of 29

C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

20.18 Estoppel Certificates. Within ten (10) days after request by Landlord, Tenant shall execute and deliver to Landlord a written certificate as to the status of this Lease, any existing defaults, the status of the payments and performance of the parties required hereunder and any other information that may be reasonably requested.

20.19 Landlord’s Interest. Landlord’s liability under this Lease is limited solely to Landlord’s equity in the Project, and in no event shall recourse be had to any other property or assets of Landlord or against any property or assets of any member, partner, shareholder, trustee, officer or director of Landlord or its members, partners or shareholders. If Landlord at any time transfers its interest in the Project or this Lease, Landlord shall be released of any obligations occurring after that transfer, and Tenant shall look solely to Landlord’s successors for performance of those obligations.

20.20 Joint and Several. If Tenant is more than one person, all obligations of Tenant hereunder are joint and several obligations of each person executing this Lease as Tenant.

20.21 Recordation; Confidentiality. Tenant shall not record or file, or permit to be recorded or filed, a copy of this Lease (or a memorandum thereof) or otherwise disclose the terms of this Lease without first obtaining Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion.

20.22 Security. Landlord has no duty to provide security for any portion of the Premises and Tenant assumes sole responsibility and liability for the security of itself, its employees, customers and invitees and their respective property, in the Premises. To the extent Landlord provides security to the Common Areas, Landlord does not warrant the efficacy of any security personnel, services, procedures or equipment. Landlord shall not be responsible for or liable in any manner for failure of any security personnel, services, procedures or equipment to prevent or control, or apprehend anyone suspected of, personal injury or property damage in, on or around the Project.

20.23	OFAC Certification.

(A) Tenant represents, warrants and covenants to Landlord that Tenant, its affiliates, and their respective officers, directors, members, partners, shareholders and other equity interest holders are not and will not at any time from the Effective Date through the end of the Term be (1) in violation of any of the Anti-Terrorism Laws (as defined in this Section 20.233), or (2) a Prohibited Person (as defined in this Section 20.233). Tenant further certifies that it has not entered into this Lease, directly or indirectly on behalf of any Prohibited Person or for the purpose of effecting any act that would violate the Anti- Terrorism Laws.

(B) “Anti-Terrorism Laws” shall mean any federal law, regulation, rule or order relating to terrorism or money laundering that may now or hereafter be in effect, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, any regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) related to Specially Designated Nationals and Blocked Persons that may now or hereafter be in effect, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107- 56) as amended, International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Bank Secrecy Act, the Trading with the Enemy Act, and the International Emergency Economics Powers Act and the rules and regulations promulgated under those acts.

(C) “Prohibited Person” shall mean any person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person, group or entity or nation named by any Executive Order or the United States Treasury Department as a “specially designated national and blocked person”, or a terrorist on the then most current list published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of that list.

20.24 Parking. Parking in the Common Areas shall be made available to Tenant and the Tenant Parties on a non-exclusive basis. Tenant shall be entitled to the free use of Tenant’s Pro Rata Share of all parking at the Project (for a total of 160 parking spaces) and to the exclusive use of 15 of such parking spaces in the location nearest to the entrance of the Premises as designated on Exhibit E-1 attached hereto. Tenant may install electrical vehicle charging stations in its reserved parking spaces with Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, as to the proposed Alterations required to install the charging stations. Tenant shall at all times adhere to all rules and regulations imposed by Landlord or the parking operator, if any, in connection with parking at the Project, including those set forth on Exhibit E attached hereto.

20.25 Rooftop Use. Tenant shall have the right, at its option and without charge, to use the roof of the Building for the installation and maintenance of its telecommunications equipment. No other tenant shall be granted rooftop Building rights. If Tenant desires to exercise such right, Tenant shall notify Landlord of the same in writing and promptly thereafter, Landlord and Tenant shall enter into a rooftop use agreement in the form of Exhibit F attached hereto (the “Rooftop Use Agreement”). Landlord and Tenant agree to reasonably cooperate to complete the exhibits to the Rooftop Use Agreement, it being understood and agreed that until the completion of such exhibits, Landlord shall be under no obligation to execute the Rooftop Use Agreement. Until the mutual execution and delivery of the Rooftop Use Agreement, Tenant shall have no right to access or install any equipment on the roof of the Building. Any termination of this Lease terminates all rights under this Section 20.25. Tenant shall be entitled to the free use of Tenant’s Pro Rata Share of space on the roof of the Building. In addition to the foregoing, Landlord may not allow any third-party that is not otherwise a tenant in the Building, to lease, license or allow any third-party to use any portion of roof for any purpose including, but not limited, rooftop signage rights.

20.26	Security Deposit.

(A) Security Amount. Tenant shall pay to Landlord upon the execution and delivery of this Lease the Security Deposit amount (as the same may be reduced pursuant to Section 20.26(F), the “Security Amount”) set forth in the attached Summary of Terms as security (the “Security Deposit”) for the full and faithful performance by Tenant of each and every term, provision, covenant, and condition of this Lease. The Security Deposit shall not be deemed an advance payment of Rent or a measure of Landlord’s damages for any Tenant default, nor shall it be a bar or defense to any action that Landlord may at any time commence against Tenant. The Security Deposit shall be the property of Landlord and Landlord may commingle the Security Deposit with other assets of Landlord or its affiliates and use the Security Deposit to reduce the indebtedness of Landlord or its affiliates, and Tenant shall not be entitled to any interest on the Security Deposit.

(B) Application of Security Deposit. Upon the occurrence of any Event of Default under this Lease that remains uncured after receipt of written notice and expiration of the applicable cure period, Landlord, at its option and in the order that Landlord in its discretion determines, may apply the Security Deposit to any (1) obligation of Tenant under this Lease or (2) loss or expense that Landlord may incur in connection with or related to this Lease or any Event of Default, whether the obligation or loss or expense accrues before or after the Event of Default.

(C) Transfer of Security Deposit. If Landlord sells or transfers the Building or Landlord ceases to have an interest in the Building, Landlord may remit any unapplied part of the Security Deposit to the successor owner of the Building, and from and after that payment or transfer, Landlord shall be relieved of all liability with respect thereto.

(D) Restoration of Security Deposit. If Landlord applies the Security Deposit (or any portion thereof) from time to time as provided in this Lease, Tenant shall replenish the Security Deposit in full, within 10 days after demand by Landlord, by paying to Landlord the amount of the Security Deposit so applied.

(E) Return of Security Deposit at Expiration or Termination of Lease. If: (1) no Event of Default has occurred and is continuing under this Lease and (2) Tenant has fully performed and satisfied all of its obligations under this Lease, then Landlord shall pay the Security Deposit, or the remaining unapplied portion thereof, to Tenant within 93 days after the expiration or earlier termination of this Lease and the surrender of the Premises to Landlord in accordance with the terms of this Lease; but Landlord may retain an amount of the Security Deposit, as it shall reasonably determine, to secure the payment of any Rent, the amount of which Landlord is then unable to determine finally (and Landlord shall return any retained amount to Tenant promptly following the final determination of that Rent amount and the full payment to Landlord of that Rent).

(F) Early Return of Security Deposit. Provided no Event of Default under this Lease that remains uncured after receipt of written notice and expiration of the applicable cure period then exists, on the first anniversary of the Rent Commencement Date, Tenant’s obligation to deposit the Security Deposit with Landlord shall extinguish and the Security Deposit shall promptly be returned to Tenant. If an uncured Event of Default does exist on such anniversary date, such extinguishment shall be stayed until such time as no uncured Event of Default then exists.

20.27	Letter of Credit.

(A) In lieu of the Security Deposit, at Tenant’s election, Tenant may deposit with Landlord and maintain during the Term, a Letter of Credit in an undrawn face amount equal to $65,373.75 (as the same may be reduced pursuant to Section 20.27(F), the “LC Amount”) as partial collateral for Tenant’s obligations under this Lease. Upon the occurrence of an Event of Default under this Lease that remains uncured after receipt of written notice and expiration of the applicable cure period, Landlord may, but shall not be required to, draw upon the Letter of Credit (in whole or in part) and apply the cash proceeds thereof to the obligations due from Tenant under this Lease and to compensate Landlord for the Claims arising in connection with such uncured Event of Default (or any other Event of Default under this Lease that remains uncured after receipt of written notice and expiration of the applicable cure period). Any amount drawn by Landlord shall not be deemed: (a) to fix or determine the amounts to which Landlord is entitled to recover under this Lease or otherwise; (b) to waive or cure any default under this Lease; or (c) to limit or waive Landlord’s right to pursue any remedies provided for in this Lease.

(B) Tenant covenants as follows: (a) on or before thirty (30) days prior to the expiration date of the then issued and outstanding Letter of Credit, Tenant shall deposit with Landlord a replacement Letter of Credit in the LC Amount; (b) if all or any portion of the Letter of Credit is drawn against by Landlord, Tenant shall, within five (5) business days after written demand by Landlord, deposit with Landlord a replacement or supplementary Letter of Credit such that at all times during the term of this Lease and, subject to Section 20.27(G), for sixty (60) days after the Expiration Date, Landlord shall have the ability to draw on one or more Letters of Credit totaling, in the aggregate, the LC Amount; and (c) following an Issuer Revocation, Tenant shall obtain a replacement Letter of Credit in the LC Amount from another Issuer within fifteen (15) business days of Landlord’s written demand therefor. If Tenant fails to timely perform any of the foregoing, then in addition to any other rights and remedies available under this Lease, Landlord may immediately draw upon the full amount of the then issued and outstanding Letter of Credit.

(C) Upon the issuance of a replacement Letter of Credit, Landlord shall have the right to draw solely on such replacement Letter of Credit and Landlord shall have no right to draw against the Letter of Credit which is replaced by such replacement Letter of Credit.

(D) Tenant shall have the right to deposit with Landlord one or more Letters of Credit to satisfy the requirements of this Section 20.27, so long as the aggregate undrawn face amount of all issued and outstanding Letters of Credit equal the LC Amount.

(E) If Landlord draws on a Letter of Credit, the cash proceeds thereof not used to compensate Landlord for amounts due to Landlord under this Lease by reason of an Event of Default under this Lease that remains uncured after receipt of written notice and expiration of the applicable cure period shall be held by Landlord as an additional security deposit under this Lease and Landlord may, from time to time, without prejudice to any other right or remedy, apply such cash proceeds to the obligations due from Tenant under this Lease and to compensate Landlord for the actual damages suffered or incurred by it in connection with such uncured Event of Default (or any other Event of Default under this Lease that remains uncured after receipt of written notice and expiration of the applicable cure period). The holding of such cash proceeds by Landlord shall not limit or stay Tenant’s obligation hereunder to cause to be issued, subject to Section 20.27(G), for the entire Term, plus (60) days after the Expiration Date, a Letter of Credit in the LC Amount. Absent an Event of Default under this Lease that remains uncured after receipt of written notice and expiration of the applicable cure period (except an Event a Default that would be fully cured by the posting of a Letter of Credit in the LC Amount), upon Landlord’s receipt of a Letter of Credit in the LC Amount, any such cash proceeds then held by Landlord shall be returned to Tenant. If requested by Tenant, Landlord shall make such cash proceeds available to collateralize a replacement Letter of Credit or supplemental Letter of Credit pursuant to a written agreement with the applicable Issuer, whereby Landlord shall agree to disburse such cash proceeds to the applicable Issuer upon such Issuer’s irrevocable and unconditional commitment to issue the applicable replacement Letter of Credit or supplemental Letter of Credit upon its receipt of such cash proceeds. Notwithstanding the foregoing, Landlord shall not be required to make such cash proceeds available if an uncured Event of Default then exists unless the posting of the applicable replacement or supplemental Letter of Credit would cure all outstanding Events of Default. If Tenant is not in default under this Lease as of the Expiration Date, any cash proceeds then held by Landlord shall be returned to Tenant within thirty (30) days following the Expiration Date.

(F) Provided no Event of Default under this Lease that remains uncured after receipt of written notice and expiration of the applicable cure period then exists, on the first anniversary of the Rent Commencement Date, the LC Amount shall be reduced to $0.00. If an uncured Event of Default does exist on such anniversary date, such reduction shall be stayed until such time as no uncured Event of Default then exists.

(G)	As used in this this Section 20.27, the following shall have the following meanings:

(1)	“Issuer” means the financial institution that, from time to time, has issued a Letter of Credit.

(2) “Issuer Revocation” means that an Issuer shall fail to be in compliance with all of the Issuer Standards, or shall admit in writing its inability to pay its debts generally as they become due, shall file a petition in bankruptcy or a petition to take advantage of any insolvency statute, shall consent to the appointment of a receiver or conservator of itself or the whole or any substantial part of its property, shall file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, shall have a receiver, conservator or liquidator appointed for it (including an FDIC receiver, conservator or liquidator), or shall become subject to operational supervision by any federal or state regulatory authority.

(3) “Issuer Standards” mean that the Issuer: (i) has at the time of determination net worth, as determined in accordance with GAAP, in excess of Five Hundred Million Dollars ($500,000,000.00); and (ii) has a current long-term credit rating from at least two (2) nationally recognized statistical rating organizations (such as Standard & Poor’s, Moody’s Investor Services or Fitch Ratings) equivalent to or greater than A-/A3.

(H) “Letter of Credit” means an unconditional, irrevocable, standby letter of credit in a form approved by Landlord in its commercially reasonable discretion, naming Landlord as beneficiary, and issued by an Issuer that satisfies the Issuer Standards and is otherwise acceptable to Landlord in its commercially reasonable discretion.

SIGNATURES ON FOLLOWING PAGE

The parties have executed and delivered this Lease as of the Effective Date.

TENANT:

SILK ROAD MEDICAL, INC.,
a Delaware corporation

By:	/s/ Lucas Buchanan
Name:	Lucas Buchanan
Title:	CFO & COO
Date:	May 10, 2021

LANDLORD:

ARHC UHPTHMN01, LLC,
a Delaware limited liability company

By:	/s/ Stephanie Keator
Name:	Stephanie Keator
Title:	Director, Asset Management
Date:	May 12, 2021

-Signature Page-

EXHIBIT A

FLOOR PLANS

Exhibit A, 1

EXHIBIT B

RULES AND REGULATIONS

1.	Use: Tenant shall not use or permit any part of the Premises to be used for any purposes other than those set forth in this Lease.

2.

Maintenance: Tenant shall maintain all portions of the Premises and immediately adjoining areas in a clean and safe condition. Tenant shall comply with any waste recycling, waste separation or other waste program imposed from time to time by the provider of the waste removal services or Landlord.

3.	Common Areas and Doormats: The Common Areas shall not be obstructed. No doormats shall be placed or left in any public corridor.

4.

Exterior: No awnings or other projections shall be attached to the outside walls of the Building. Tenant must obtain Landlord’s approval, prior to installation, of any shades, blinds, curtains, screens, ventilators or window treatments of any kind, as well as any lighting within a tenant’s premises that may be visible from the exterior of Building.

5.

Signs: No signs, insignia, advertisement, object, notice or other lettering shall be exhibited, inscribed, painted or affixed on any part of the Premises or the Building without prior consent of Landlord. In the event of the violation of the foregoing by any Tenant, Landlord, upon 24-hours’ notice, may remove the same without any liability, and may charge the expense incurred in that removal to the tenant violating this rule. Interior signs and lettering on doors and directory tablet should be inscribed, painted or affixed for each tenant by Landlord at the expense of that tenant and shall be of a size, color and style acceptable to Landlord. At the expiration of the term Tenant is to remove all signs from the windows, doors and directory board.

6.

Alterations: All contractors and subcontractors performing Alterations must work in harmony with Landlord’s and other tenants’ contractors and subcontractors. Tenant shall cause all Alterations to be performed in a manner so as not to obstruct access to the premises of any other tenant in the Project or any part of the Common Areas or disrupt any building service or equipment or any other tenant’s equipment. Tenant shall not be required to use union labor in connection with the performance of any Alterations or Cosmetic Alterations.

7.

Air Flow: The sashes, skylights, windows, and doors that admit light and air into the halls or other public places in the Building shall not be obstructed, nor shall any items be placed on the window sills or on the peripheral air conditioning enclosures.

8.

Use of Water and Plumbing: The water closets and other plumbing fixtures shall not be used for any purpose other than those for which they were designed or constructed, and no sweeping, rubbish, acids or other substances shall be thrown or deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose employees, agents, visitors, or licensees shall have, caused the same.

9.

Bikes and Animals: No bicycles, animals (other than service animals certified under applicable Governmental Regulations to accompany their disabled handler) or birds of any kind shall be brought into or kept in or about the Premises or the Building. Tenant may maintain fish in a properly maintained aquarium.

Exhibit B, 1

10.

Noise: No noise that, in the judgment of Landlord, might disturb other tenants in the Building shall be made or permitted by any tenant. Nothing shall be done or permitted in the Premises by any tenant which would impair or interfere with the use or enjoyment by any other tenant of any other space in the Building.

11.

Locks and Access: Additional locks shall not be placed upon any doors or windows by Tenant. Nor shall any changes be made to the locks which shall make the locks inoperable by Landlord’s master key. Landlord will furnish two keys for the entrance doors to the Premises. Additional keys will be ordered through Landlord and paid for by Tenant. Tenant will return all keys upon termination of this Lease. The agent and janitor of the Building shall be allowed admittance to the Premises, to cover any emergency, or required examination that may arise.

12.

Delivery and Moving: All removals, or the carrying in or out of any safes, freight, furniture, and any other object must take place during hours and in elevators as Landlord or its agent may determine from time to time. Any damage done to the Building shall be paid for by the tenant causing it.

13.

Passes: Landlord may require any person leaving the Building with any package or other objects to submit a pass, listing the package or object or matter, from the tenant from whose premises the package or object or matter is being removed. The establishment and enforcement of this requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the premises of that tenant.

14.

Moving; Safes and Heavy Articles: Safes and other heavy articles shall be placed by Tenant in such places only as may be specified in writing by Landlord, without any liability on account of that approval. Hand trucks and moving equipment used by Tenant in the Building must be equipped with rubber tires, side guards and other safeguards as Landlord requires and be approved in advance in writing by Landlord.

15.

Advertising: Landlord shall have the right to prohibit any advertising or identifying sign by any tenant which, in Landlord’s judgment, tends to impair the reputation of the Building or its desirability as a building for offices. Upon notice from Landlord, that tenant shall refrain from or discontinue the advertising or identifying sign. Tenant shall not use the name of the Building for any purpose, other than that of the business address.

16.

Areas Reserved to Landlord: Landlord reserves (a) the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires, heating, ventilating, cooling, plumbing, electrical and other systems, and structural elements, leading through or a part of the Premises, in locations that will not materially interfere with Tenant’s use of the Premises, and (b) the right to use the exterior walls of the Premises, the area beneath the finished floor of the Premises and the area above the finished ceiling level of the Premises.

17.

Building Security: Tenant assumes full responsibility for protecting the Premises from theft and robbery. Upon the request of Landlord, Tenant shall furnish to Landlord information including the name and telephone number of an individual designated by Tenant who should be contacted in the case of an emergency, the name of all individuals to whom Tenant has given entrance keys, and the names of all individuals authorized by Tenant to enter the Premises at other than Business Hours.

18.	Closing Doors and Windows: Tenant, before closing and leaving the Premises at any time, shall see that all operable windows are closed and all lights are turned out. All entrance doors in the

Exhibit B, 2

Premises shall be left locked by Tenant when the Premises are not in use. Entrance doors shall not be left open at any time.

19.

Data and Utility Lines: Landlord has the right to regulate access to telephone, data, electrical and other utility lines and closets in the Project and to require use of designated contractors for any work involving access to the same. Landlord will direct the electricians as to where and how the wires are to be introduced. Unless approved in advance by Landlord, no boring or cutting for wires will be permitted.

20.	Lodging: The Premises shall not be used for lodging or sleeping.

21.	Service Requests:Service requests shall be directed to the Building office.Employees of Landlord shall not perform any work for Tenant unless under instructions from Landlord.

22.	Canvassing: Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.

23.	Odors: Tenant shall use commercially reasonable efforts to prevent odors from emanating from the Premises.

24.

Machinery: With the exception of Tenant’s manufacturing equipment together with usual and office and personal food preparation equipment (including personal computers, servers, telephones, lighting and microwave ovens) installed within the Premises, Tenant shall not use machinery or stoves at the Premises.

25.

Utilities: Tenant shall not waste electricity, water, or air conditioning and shall cooperate with Landlord to assure the most effective operation of the Building’s heating and air conditioning. Tenant shall not adjust any controls, other than room thermostats installed for Tenant’s use.

26.	Tenant’s Responsibility for Others: Tenant shall be responsible for the observance of all of the foregoing rules and regulations by Tenant’s employees, agents, clients, customers, and guests.

27.

Changes to Rules: Landlord reserves the right to rescind, alter or waive any rule or regulation at any time, provided that no such changes shall unreasonably interfere, restrict or impair Tenant’s access to or use of the Premises for the conduct of Tenant’s business therein, and no such changes shall increase Tenant’s costs associated with this Lease. Landlord shall use commercially reasonable efforts to enforce the rules and regulations hereunder in a uniform manner against all tenants in the Building.

Exhibit B, 3

EXHIBIT C

WORK LETTER

This Work Letter (this “Work Letter”) supplements the Lease to which this Work Letter is attached.

All terms capitalized but not defined herein shall have the meanings ascribed to them in the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Tenant’s Work.

(a) Tenant shall, in accordance with the terms and conditions of this Section 1 and Section 2 of the Lease, construct or cause to be constructed, certain improvements and perform other work to be approved and/or reasonably required by Landlord more completely described in the hereinafter defined Tenant’s Plans (“Tenant’s Work”). Tenant shall proceed diligently with Tenant’s Work in order to have it fully completed and the Premises ready for occupancy by the Rent Commencement Date subject to any delays resulting from events of Force Majeure. Tenant’s Work shall be staged at locations reasonably acceptable to Landlord. Subject to the Improvement Allowance, provided in Section 1(d) below, all of Tenant’s Work shall be done at Tenant’s sole cost and expense.

(b) Tenant shall, as soon as reasonably practical after mutual execution of the Lease, submit plans and specifications (and, if requested by Landlord, a narrative description from Tenant’s architect) for Tenant’s Work as it relates to the Premises to Landlord for its approval, which approval shall not be unreasonably withheld, conditioned or delayed (“Tenant’s Plans”). Landlord shall have a period of ten (10) business days after receipt of Tenant’s Plans within which to either approve those plans or to make comments and changes thereon. If Landlord does not object to those plans within that ten (10) business day period, Landlord shall be deemed to have approved the same. If Landlord objects by making reasonably detailed comments to Tenant’s Plans, Tenant shall revise Tenant’s Plans in accordance with Landlord’s comments and resubmit them to Landlord for approval within ten (10) business days from the date of receipt of written comments from Landlord. Landlord shall then have five (5) business days after receipt of the revised Tenant’s Plans to approve the revised Tenant’s Plans. If Landlord fails to timely object to the revised Tenant’s Plans, Landlord shall be deemed to have approved the same. If Landlord objects by making reasonably, detailed comments to the revised portions of Tenant’s Plans, the revision process described herein shall be repeated. Once approved, Tenant shall not make material changes or material revisions to any of Tenant’s Plans without submitting the changes and revisions to Landlord for its review and approval in accordance with the procedures of this Section 1(b).

(c) Promptly after the approval of Tenant’s Plans, Tenant shall commence and thereafter proceed diligently with the completion of all Tenant’s Work in accordance with the terms hereof and the installation of the fixtures, furniture and equipment as may be necessary to prepare the Premises for the operation of business. Upon completion of Tenant’s Work, and prior to or contemporaneously with Tenant opening for business, Tenant shall deliver to Landlord a copy of a certificate of occupancy for the Premises, if required, together with copies of all other licenses and permits that are necessary for Tenant’s use and occupancy of the Premises.

Tenant shall, prior to commencement of Tenant’s Work, submit to Landlord for its review and approval (which shall not be unreasonably withheld, delayed or conditioned) a true and complete copy of a guaranteed maximum price or stipulated sum contract with its general contractor (the “Construction Contract”). To the extent Tenant desires to make any changes to Tenant’s Plans that increase the cost of

Exhibit A to Work Letter Agreement

the work under the Construction Contract, the increased costs shall be treated as “Excess Costs” and Tenant shall comply with all provisions of this Work Letter related thereto.

In addition, prior to the commencement of Tenant’s Work, Tenant shall submit to Landlord for its review and approval (which shall not be unreasonably withheld, delayed or conditioned) a schedule of values (the “Schedule of Values”) that allocates the cost of Tenant’s Work among various portions of Tenant’s Work. The Schedule of Values shall be prepared in form and supported by data to substantiate its accuracy as Landlord or Landlord’s architect may reasonably require.

(d) With respect to Tenant’s Work, Landlord shall pay to Tenant an amount equal to the Improvement Allowance as a contribution towards Tenant’s Work (and in no event shall the Improvement Allowance be used to purchase furniture, equipment or other personal property); provided, however, that up to 20% of the Improvement Allowance may be applied towards the soft costs of the Landlord’s Work, including architect, space planner, engineers, construction and project management professionals, and permitting and license costs and fees. Landlord shall also provide Tenant, in addition to the Improvement Allowance, an allowance of up to $12,000 for test-fits on initial designs and layout of the Premises.

2. Disbursement of Improvement Allowance. Disbursement of the Improvement Allowance shall be made not more often than once every 30 days and in no more than four (4) disbursements. Subject to the other terms of this Work Letter, the amount of each disbursement of the Improvement Allowance shall be calculated as follows: (i) take that portion of the total costs properly allocable to the completed Tenant’s Work as determined by multiplying the percentage completion of each portion of the Tenant’s Work by the total contract costs allocated to that portion pursuant to the Schedule of Values and (ii) subtract the aggregate of previous disbursements.

If Landlord, in its sole discretion and without any obligation to do so, agrees to make an advance of the Improvement Allowance instead of the reimbursement to Tenant contemplated herein, Tenant shall hold those funds in trust for the benefit of Landlord and, within two business days after receipt of those funds, Tenant shall disburse those funds to the parties entitled to payment of those funds.

In addition to the other conditions set forth herein, Landlord shall not be obligated to make or authorize any disbursement of the Improvement Allowance (i) if an Event of Default under this Lease exists, or (ii) if the work or the materials relating to any costs of Tenant’s Work in excess of the Improvement Allowance (“Excess Costs”) have not been (a) fully performed or delivered and incorporated into the Premises, as applicable, and (b) fully paid for in full by Tenant or (iii) that portion of Tenant’s Work for which a disbursement of the Improvement Allowance is requested has not been completed as required herein and the parties supplying or constructing that portion of Tenant’s Work have not been fully paid for that portion or (iv) if any of the following conditions are not satisfied or complied with:

(1)	Tenant shall have submitted to Landlord an application for payment (the “Application for Payment”) which shall cover a minimum of one calendar month; and

(2)

The Application for Payment shall indicate the percentage of completion of each portion of Tenant’s Work as of the end of the period covered by the Application for Payment, based on the Schedule of Values; and

(3)	Each Application for Payment shall also be accompanied by the following, all in form and substance reasonably acceptable to Landlord:

Exhibit A to Work Letter Agreement

(i)

a duly executed and acknowledged contractor’s sworn statement showing all subcontractors and material suppliers that the contractor has engaged, the amount of each subcontract and supply contract, the amount previously paid on account of each subcontract and supply contract, the amount requested for any subcontractor and material supplier in the Application for Payment and the amount to be paid to the contractor from the progress payment as well as the balance to complete, together with similar sworn statements from all major subcontractors (that is, a subcontractor with a contract value in excess of $10,000.00);

(ii)

duly executed waivers of mechanics’ and materialmens’ liens from the contractor and all subcontractors and material suppliers, establishing payment or satisfaction of payment requested by the contractor in the Application for Payment;

(iii)

a written certification from Tenant’s architect, certifying (a) that the amount of all disbursements of the Improvement Allowance and Tenant’s contribution for Excess Costs to date, including the amount of the disbursement requested by the Application for Payment, (1) has been earned based on Tenant’s architect’s actual knowledge that the work is on site and in place, (2) is fair, and (b) that all completed portions of Tenant’s Work have been completed in accordance with the Tenant’s Plans; and

(iv)	copies of paid invoices or other evidence reasonably satisfactory to Landlord establishing Tenant’s full payment of the amounts requested in the Application for Payment.

The final payment of the Improvement Allowance shall be disbursed within 30 days after all of the following conditions have been met: (i) all of the foregoing conditions, with respect to interim disbursements, shall be satisfied, (ii) Tenant shall have fully completed all of the Tenant’s Work in accordance with the Tenant’s Plans and installed the fixtures, furniture and equipment as may be necessary to prepare the Premises for the operation of Tenant’s business, (iii) Tenant is open for business in the Premises and (iv) Tenant has submitted in form reasonably satisfactory to Landlord each of the following:

(A) final owner and contractor’s sworn statements listing all subcontractors and material suppliers and the contract value for each, (B) full and final lien waivers covering all labor and materials included in Tenant’s Work, (C) a final unconditional certificate of occupancy and copies of all other licenses and permits that are necessary for Tenant’s Work and/or Tenant’s use and occupancy of the Premises, (D) evidence of Tenant’s insurance required under the Lease, (E) certification from Tenant’s architect, if an architect was used in connection with Tenant’s Plans, that Tenant’s Work has been fully performed and completed in accordance with Tenant’s Plans, and (F) any other information that Landlord reasonably requires. If the conditions to Landlord’s payment of any portion of the Improvement Allowance have not been satisfied by the first anniversary of the Rent Commencement Date, then Tenant shall forfeit its rights to that undisbursed portion of the Improvement Allowance.

3. Failure to Disburse Improvement Allowance. If Landlord fails to timely fulfill its obligation to fund any portion of the Improvement Allowance, Tenant shall be entitled to deliver notice (the “Payment Notice”) thereof to Landlord and to any mortgage or trust deed holder of the Building whose identity and address have been previously provided to Tenant. If Landlord still fails to fulfill any such obligation within ten (10) business days after Landlord’s receipt of the Payment Notice from Tenant and if Landlord fails to deliver notice to Tenant within such ten (10) business day period explaining Landlord’s good faith reasons that the amounts described in Tenant’s Payment Notice are not due and payable by Landlord (“Payment Refusal Notice”), Tenant shall be entitled to offset the amount set forth in the subject Payment Notice against Tenant’s next installment(s) of Base Rent due hereunder, until fully offset by

Exhibit A to Work Letter Agreement

Tenant or paid by Landlord. If Landlord delivers a Payment Refusal Notice with respect to any disputed portion of the Improvement Allowance, Landlord and Tenant shall in good faith discuss the issues raised by Landlord in the Payment Refusal Notice in person or by telephone during the five (5) days after Tenant’s receipt of a Payment Refusal Notice. If after those discussions, Landlord and Tenant are not able to agree on the amounts to be so paid by Landlord, if any, within five (5) days after Tenant’s receipt of a Payment Refusal Notice, Tenant shall not be entitled to offset such amount and either party shall have the right to seek the resolution of such matter through a court of competent jurisdiction.

4.	Miscellaneous.

(a) Tenant’s Representative. Tenant has designated Karen Barron as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

(b) Landlord’s Representative. Landlord has designated Michele Davis as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter

(c) This Work Letter shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions thereto in the event of a renewal or extension of the initial term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

(d) Any notices required to be sent hereunder shall be in writing and sent in the manner set forth in the Lease.

(e) Unless otherwise due to the gross negligence or willful misconduct of Landlord, Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property or installations in the Premises prior to the Rent Commencement Date or during the performance of Tenant’s Work.

Exhibit A to Work Letter Agreement

EXHIBIT D

ACCEPTANCE OF OCCUPANCY

TENANT:Silk Road Medical, Inc., a Delaware corporation

LANDLORD:ARHC UHPTHMN01, LLC, a Delaware limited liability company

BUILDING:Plymouth West Business Center

PREMISES:

DATE OF ORIGINAL LEASE:

This Acceptance of Occupancy is executed by Tenant and Landlord pursuant to the provisions of the Lease referenced above. All terms capitalized but not defined herein shall have the respective meanings ascribed to them in the Lease.

1. Tenant acknowledges that it has inspected the Premises and finds same to be substantially complete and now suitable for Tenant’s permitted use.

2.	Tenant and Landlord hereby agree, that the Possession Date occurred on

 , 2021, and the Rent Commencement Date shall therefore be no later than

 , 2022. Landlord and Tenant shall execute an acknowledgment of the actual Rent Commencement Date (and the corresponding expiration of the Term) upon the occurrence of the actual Rent Commencement Date.

3. This Acceptance of Occupancy may be executed electronically and in any number of counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement. Further, electronic copies of the executed copies of this Acceptance of Occupancy may be delivered to the parties by facsimile transmission or email (including as an attachment in .PDF format) and, upon receipt, shall be deemed originals and binding upon the parties hereto.

SIGNATURES ON FOLLOWING PAGE

Exhibit D, 1

Executed as of the latest date of execution set forth below.

TENANT:

SILK ROAD MEDICAL, INC.,
a Delaware corporation

By:
Name:
Title:
Date:

LANDLORD:

ARHC UHPTHMN01, LLC,
a Delaware limited liability company

By:
Name:
Title:
Date:

Exhibit D, 2

EXHIBIT E

PARKING RULES & REGULATIONS

A.	TERMS OF PARKING:

1. Tenant or anyone designated in writing by Tenant (for convenience, collectively referred to as “Permittee”) shall be entitled to the non-exclusive use of the parking spaces at the Project and for the exclusive use of 15 parking spaces (the “Parking Spaces”) at the Project nearest the entrance to the Premises at no cost per space monthly during the initial lease term so long as the Terms of Parking and the Parking Rules and Regulations below are complied with.

2. Each Parking Space is to be used for the express purpose of parking one vehicle, and for no other purpose.

3. Permittee’s right to use parking spaces at the Project may be terminated in full or in part by Landlord or Tenant at any time upon not less than thirty (30) days’ prior notice to the other, except as otherwise provided in these terms. If Permittee does not comply or has not complied with the Parking Rules and Regulations, or any posted or unposted City, State, Federal, or other governmental ordinances, laws, rules, or regulations, Landlord or Parking operator may, among other things:

(a)	Refuse to allow the offending person or vehicle to park at the Project.

(b) Remove or cause to be removed the offending vehicle from the Project, at the vehicle owner’s expense

4. Landlord reserves the right to modify or adopt from time to time reasonable and nondiscriminatory rules and regulations for the parking areas as it deems necessary or prudent for the operation, maintenance, repair or management thereof.

5. Tenant shall make known the Parking Rules and Regulations to all Permittees and all persons to whom Tenant provides parking.

6. Each Permittee assumes all risks and liability for damage or injury to his/her person, automobile and all other personal property in, on or about the parking areas, and Tenant agrees to hold Landlord harmless therefrom.

B.	PARKING RULES AND REGULATIONS:

1.	Vehicles must be parked entirely within the stall lines painted on the floor.

2.	All directional signs and arrows must be observed.

3.	The speed limit within the parking areas is 5 miles per hour.

4.	Parking is prohibited in the following areas:

(a)	Not striped for parking;

Exhibit E, 1

(b)	Aisles;

(c)	Where “No Parking” signs are posted;

(d)	In reserved spaces, except for the person for whom it is reserved.

5.	Every driver is required to park his/her own vehicle.

6.	Washing, waxing, cleaning or servicing of any vehicle is prohibited.

7.	No dumping of trash or ashtrays except in trash containers provided.

8. Each Permittee who uses the parking areas assumes all risks and liability for damage or injury to his/her person, vehicle and all other personal property in, on or about the parking areas.

Exhibit E, 2

EXHIBIT E-1 EXCLUSIVE PARKING SPACES

Exhibit E-1, 1

EXHIBIT F

FORM OF ROOFTOP USE AGREEMENT

ROOFTOP USE AGREEMENT

Reference is hereby made to that certain Lease Agreement dated(as the same has been amended to date, the “Lease”), by and between ARHC UHPTHMN01, LLC, a Delaware limited liability company (“Landlord”), and SILK ROAD MEDICAL, INC., a Delaware corporation (“Tenant”), with respect to the premises located at 14755 27th Avenue, Plymouth, Minnesota (the “Premises”). All initially capitalized terms used and not otherwise defined herein, shall have the meanings given such terms in the Lease.

Subject to the terms hereof, Tenant shall have the right to install certain communication equipment described on Exhibit A attached hereto (the “Rooftop Equipment”) on the roof of the Building at the location identified on Exhibit B attached hereto (the “Rooftop Equipment Area”) and to maintain and operate the Rooftop Equipment during the Term, as the same may be extended from time to time, subject to the following:

1. Landlord shall have the right to impose reasonable requirements on the maintenance and operation of the Rooftop Equipment, including, without limitation, the requirement that Tenant erect fencing or other barriers to enclose or secure the Rooftop Equipment, the requirement that Tenant install reinforcements necessary to support the weight of the Rooftop Equipment, or the requirement that Tenant install roof walk pads to and around the Rooftop Equipment, all at the sole cost and expenses of Tenant. Tenant hereby acknowledges that the Ground Lease and other matters of record affecting the Building may impose certain requirements with respect to the maintenance and operation of the Rooftop Equipment and Tenant agrees to comply with any such requirements.

2. Prior to the installation of the Rooftop Equipment and as a condition precedent to the effectiveness of this Rooftop Use Agreement, the party installing the Rooftop Equipment shall execute an indemnity in the form of Exhibit C attached hereto and shall deliver evidence of insurance to Landlord with types and amounts of coverages acceptable to Landlord in its commercially reasonable discretion. As applicable, Landlord shall be named as an “additional insured” on any such policies of insurance. At Landlord’s election, such installation shall be supervised by a representative of Landlord and shall be performed in such a manner so as to minimize disturbance to the tenants and occupants of the Building. All such installation shall be done in a good and workmanlike manner and in compliance with the standard rules and regulations of the Building. Without the express written consent of Landlord, there shall be no penetrations of the roof of the Building in connection with the installation of the Rooftop Equipment and all cabling required to be installed in connection therewith shall utilize existing access points and conduits as directed by Landlord or the Building manager.

3. Tenant shall be responsible for the satisfaction or payment of any liens against the Building in connection with the installation of the Rooftop Equipment. Such liens shall be discharged by Tenant within twenty (20) days after notice of filing thereof by bonding, payment or otherwise. If any such liens are not discharged timely, as aforesaid, Landlord may discharge the same for the account of and at the expense of Tenant by payment, bonding or otherwise, and Tenant shall promptly reimburse Landlord for all documented costs, disbursements, fees and expenses incurred in connection with so discharging such liens.

4. Provided Tenant provides Landlord with prior written notice, Tenant shall have the right of access to the Rooftop Equipment.

Exhibit F, 1

5. Tenant shall, at its sole cost and expense, provide adequate maintenance personnel to ensure the safe operation of the Rooftop Equipment. In addition, Tenant shall, at its sole cost and expense, install, maintain and operate all of its equipment used in connection with the Rooftop Equipment in a fashion and manner so as not to unreasonably interfere with the use and operation of any: (a) other television or radio equipment in the Building; (b) any Building systems (including, without limitation, the elevators and any present or future electronic control system for any of the Building systems), equipment or any other parts of the Building; (c) other transmitting, receiving or master television, telecommunications or microwave antenna equipment currently or hereafter located on the roof of the Building; or (d) any radio communication system now or hereafter used by Landlord or any other licensee or tenant of the Building. If Tenant shall violate the provisions of this Section 5, Tenant agrees to cease all operations from the Rooftop Equipment Area (except for testing reasonably approved by Landlord) within three (3) business days after receipt of written notice from Landlord until such unreasonable interference has been corrected, to the reasonable satisfaction of Landlord. Landlord shall impose substantially similar obligations on any other similar licensees or tenants of the roof of the Building and shall seek to enforce such obligations in a non-discriminatory fashion.

6. Within ten (10) business days after the expiration or earlier termination of the Term, Tenant shall remove the Rooftop Equipment and all wires and cables used in connection with the Rooftop Equipment, and shall repair all damage to the Building occasioned by the installation, maintenance or removal of the Rooftop Equipment. If Tenant fails to timely complete such removal and repair, all sums incurred by Landlord to complete such work shall be paid by Tenant to Landlord within ten (10) days of demand therefor.

7. In connection with the installation and removal of the Rooftop Equipment, and from time to time during the term of this Agreement, Landlord shall have the right to have the same inspected by Landlord’s preferred roofing inspection company and within ten (10) days of Landlord’s written demand therefor, Tenant shall reimburse Landlord for the cost of such inspection. At its sole cost and expense, Tenant shall comply with all recommendations of such inspection with respect to the installation, maintenance or removal of the Rooftop Equipment and, if necessary, Tenant shall reimburse Landlord for the cost of any follow-up inspections needed to ensure Tenant’s compliance with any such recommendations.

8. Tenant shall have no right to profit from or receive any income in connection with the Rooftop Equipment. Tenant shall pay any federal, state and local taxes applicable to the installation and use of the Rooftop Equipment and Tenant shall procure, maintain and pay for and obtain all fees, permits and governmental agency licenses necessary in connection with the installation, maintenance and operation of the Rooftop Equipment. Tenant shall provide Landlord with copies of all such permits or licenses.

9. Tenant, at its sole cost and expense, shall comply with all present and future laws, regulations or requirements of any applicable governmental agencies, quasi-governmental agencies or fire rating bureau relating to the maintenance, use, installation and operation of the Rooftop Equipment; provided, however, that if compliance with such laws, regulations or requirements would require a change in the configuration or location of the Rooftop Equipment, such changes shall be subject to Landlord’s prior written approval, not to be unreasonably withheld.

10. Landlord makes no representations or warranties whatsoever with respect to the fitness or suitability of the Building or the Rooftop Equipment Area for the operation of the Rooftop Equipment, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Rooftop Equipment and the presence of any interference with such signals, whether emanating from the Building or otherwise. Tenant acknowledges and agrees that Tenant’s use of the Rooftop Equipment and Rooftop Equipment Area shall be at its sole risk, and Tenant absolves and fully releases

Exhibit F, 2

Landlord and all other Landlord Indemnified Parties (collectively, the “Indemnitees”) from any and all suites, actions, damages, liability, losses and expenses (collectively, “Losses”), including loss or damage to the Rooftop Equipment, arising out of the Rooftop Equipment or Tenant’s use of the roof of the Building in connection therewith, except to the extent attributable to the gross negligence or willful misconduct of Landlord or its employees, agents or contractors. In addition, Tenant agrees to indemnify, defend, protect and hold harmless each of the Indemnitees from and against any and all Losses resulting as a direct or indirect consequence of the Rooftop Equipment, Tenant’s use of the Rooftop Equipment, the installation or removal of the Rooftop Equipment or Tenant’s use of or access to the roof of the Building or the designated chaseway of the Building in connection with the Rooftop Equipment, except to the extent attributable to the gross negligence or willful misconduct of Landlord or its employees, agents or contractors. Tenant, at its sole cost and expense, shall procure and maintain insurance in connection with the Rooftop Equipment and Tenant’s obligations in connection therewith in the same amounts and with the same types of coverage as required under Article 8 of the Lease, as applicable.

11. Notwithstanding anything to the contrary contained herein, Tenant shall pay directly to the utility company or governmental authority providing utilities all costs and charges for electricity or other sources of energy consumed in connection with the Rooftop Equipment, if any, and Landlord shall have no obligation to pay for any services provided to the Rooftop Equipment Area. To the extent necessary, Tenant shall install, at its sole cost and expense, a separate electrical meter to monitor Tenant’s electrical usage in connection with the Rooftop Equipment. Notwithstanding the foregoing, Landlord and Tenant may mutually agree upon an alternative arrangement for Tenant to pay for the electricity or other sources of energy consumed in connection with the Rooftop Equipment.

12. If Tenant fails to cure the breach of any covenant or obligation set forth in this Agreement within ten (10) business days following written notice from Landlord, Landlord shall have the right to terminate Tenant’s rooftop rights specified hereunder upon notice to Tenant and without terminating the Lease; provided, however, if the nature of Tenant’s breach is such that the same cannot reasonably be cured within a ten (10) business day period, Landlord shall not have the right to terminate Tenant’s rights under this Agreement if Tenant diligently commences such cure within such ten (10) business day period and thereafter diligently proceeds to rectify such breach.

13. The rights granted to Tenant under this Agreement are personal to the Tenant named above and may not be assigned or transferred without the express written consent of Landlord, except in the event of an assignment to an Approved Transferee.

14. As applicable, Sections 20.1 through 20.26, inclusive, of the Lease are incorporated herein, except that all references to “this Lease” shall be interpreted as “this Agreement.”

[Signature page follows]

Exhibit F, 3

INWITNESSWHEREOF,thepartieshaveexecutedthisAgreementasof

 .

Landlord:

ARHC UHPTHMN01, LLC,

a Delaware limited liability company

By:
Name:
Title:

Tenant:

SILK ROAD MEDICAL, INC., ,

a Delaware corporation

/
By:	/s/ Lucas Buchanan
Name:	Lucas Buchanan
Title:	CFO & COO

Exhibit F, 4

Exhibit A to Rooftop Use Agreement

Rooftop Equipment

[see attached]

Exhibit F, 5

Exhibit B to Rooftop Use Agreement

Rooftop Equipment Area

[see attached]

Exhibit F, 6

Exhibit C to Rooftop Use Agreement

Form of Indemnity

INDEMNITY AGREEMENT

(short form)

  (“Indemnitor”), hereby agrees to indemnify, defend, protect and hold harmless ARHC UHPTHMN01 LLC, a Delaware limited liability company (“Owner”), and its partners, officers, members, subsidiaries, employees, agents, shareholders, officers, successors and assigns from and against all claims, actions, causes of action, liabilities, penalties, forfeitures, damages, losses or expenses (including attorneys’ fees and costs through litigation and all appeals) resulting from death of or injury to any person or damage to any property, arising from or caused directly by Indemnitor’s performance of the Work, including, without limitation, Indemnitor’s failure to comply with any and all regulations, codes or ordinances applicable to Indemnitor, the Property or the Work.

Any defense obligation arising hereunder on the part of Indemnitor shall be performed by counsel acceptable to Owner in its reasonable discretion. If Indemnitor fails to satisfy its obligations hereunder within five (5) days of Owner’s written demand therefor, Owner shall be entitled to perform Indemnitor’s obligations hereunder and Indemnitor shall reimburse Owner for any and all expenses incurred by Owner in connection therewith, including attorneys’ fees, within five (5) days of Owner’s written demand therefor.

As used herein, the “Work” means Indemnitor’s installation of certain rooftop equipment and associated cabling at the real property located at 14755 27th Avenue, Plymouth, Minnesota (the “Property”) on behalf and at the expense of Silk Road Medical, Inc., a tenant at the Property.

IN WITNESS WHEREOF, Indemnitor has executed this Indemnity Agreement as of the date set forth below:

Indemnitor:

By:
Name:
Title:

Exhibit F, 7

EXHIBIT G

THE BLOCK PLAN

Exhibit G, 1

EXHIBIT G-1

WORKS TO BE REMOVED

• All fencing installed within the Premises (which includes patching any holes in the slab after removal)

• All racking installed within the Premises (which includes patching any holes in the slab after removal).

[see attached]

Exhibit G-1, 1

SCHEDULE 1.1

Definitions

“Common Areas” means the parking areas; driveways, roadways and truckways; pedestrian sidewalks and tunnels; courtyards, loading docks, delivery areas and service areas; landscaped areas, detention basins and related control structures and facilities; public bathrooms and comfort stations; public stairways, elevators, escalators and corridors; public lobbies and all other areas, equipment or improvements which may be provided by Landlord for the convenience and use in common by Landlord and the tenants of the Project including all heating, ventilating and cooling systems provided by Landlord for all tenants.

“Environmental Requirements” collectively shall mean and include all present and future laws and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits, and other requirements or guidelines of governmental authorities applicable to the Premises and relating to the environment and environmental conditions or to any Hazardous Materials (including the Comprehensive Environmental Response Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C.

§§ 2601-2629, the Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. §§ 1101 et seq., and any so-called “Super Fund” or “Super Lien” law).

“Expenses” shall mean all costs and expenses paid or incurred by or on behalf of Landlord for operating, maintaining, repairing, upgrading, replacing, and managing the Project, including the costs of heating, cooling and lighting; rent under any ground lease associated with the Real Estate; snow and ice and trash removal; painting; cleaning; landscaping and grounds maintenance; window cleaning; repair and maintenance (including Landlord’s repair, maintenance and service obligations set forth in Section 5.2 and Section 5.6) of the Project; maintenance and repair of all personal property of Landlord used or useful in connection with the Project; loading docks and truck docks; fuel, gas, water, sewer, steam, electricity and other utility charges (other than utilities metered directly to and paid by other tenants); commercially reasonable insurance and insurance deductibles; security or traffic control forces or equipment (not to be construed to require Landlord to provide those services or that equipment); sales and use taxes on purchased goods; commercially reasonable costs paid to service providers and contractors without premium or markup; other labor costs, payroll taxes, insurance, training and wages, salaries and fringe benefits of persons engaged in the accounting, operation, management, maintenance or repair of the Project, which charges shall be equitably prorated to reasonably approximate time spent on services rendered by the employees and personnel for the benefit of the Project as compared to time spent on matters unrelated to the Project (the “Landlord Labor Costs”); allocation of costs and expenses from Landlord’s corporate offices, including costs and expenses for information technology, accounting and other centralized administrative functions provided to the Project, which costs and expenses shall be equitably prorated to reflect those for the benefit of the Project as compared to those unrelated to the Project (the “Landlord Centralized Costs”); a market rate management fee not to exceed 3.5% of the total base rent paid by tenants at the Project (the “Management Fee”); and any other expense or charge which, in accordance with generally accepted accounting or management principles, would be considered as an expense of operating, maintaining, upgrading, replacing, managing or repairing the Project.

Notwithstanding the foregoing, for purposes of this Lease, Expenses shall not, however, include:

Schedule 1.1, 1

1.

costs to remedy and correct any latent defects of the construction of the Project (including, without limitation, the original construction or renovation of the Project); and the costs in connection with any expansion of the Project;

2.	depreciation and other non-cash expenses;

3.

financing costs including interest and principal amortization and debts and the costs of procuring any financing or refinancing of the Project or Building or any portion thereof (including points, loan fees, title insurance, appraisal fees and recording fees);

4.	costs incurred in the sale of the Project or Building (or any portion thereof);

5.	payments to reserve accounts, including, without limitation, payments to reserves pursuant to any loan agreements or covenants, conditions and restrictions encumbering the Project;

6.	payments applicable to expenses included in Expenses made or owing by tenants or other occupants of the Project;

7.

corporate, income, profits or excess profits taxes assessed upon the income of Landlord, taxes on capital or net worth of Landlord, gift, estate, succession, inheritance, franchise, capital stock taxes and transfer taxes of Landlord, in any case, to the extent relating to the operation of Landlord's business as distinguished from Taxes levied or assessed against the Project;

8.	the amounts or proceeds for which Landlord is entitled to be reimbursed by any third party relating to damage where the costs of repair of which was included in Expenses;

9.

leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants or in selling any portion of the Project, including, without limitation, legal fees in connection with the negotiation and preparation of letters, deal memorandums, letters of intent, leases, subleases and/or assignments and other costs and expenses incurred in connection with the lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project;

10.

any entertainment, dining or travel expenses of Landlord for any purpose and any flowers, gifts, balloons, etc. provided to any entity whatsoever, including, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents;

11.	the cost of any “tenant relations” parties, events or promotion unless approved by Tenant;

12.

tenant allowances, tenant concessions, work letters, and other costs or expenses (including permit, license and inspection fees) incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants or other occupants of the Building, or vacant, leasable space in the Building, including space planning/interior design fees for the same;

13.	management fees in excess of the Management Fee;

14.	except as to the Management Fee, any payments made to subsidiaries of Landlord or entities under common control with Landlord for services or goods on, to or for the Project

Schedule 1.1, 2

in excess of market rates being paid for such services or goods by landlords of Comparable Buildings;

15.

legal fees incurred with respect to any negotiations, claims against or disputes with existing or potential tenants, including, without limitation, any fines or costs resulting from and Landlord's default under a lease with a tenant;

16.	costs incurred to correct any breach of any covenant, agreement, representation, warranty or indemnity made by Landlord in this Lease;

17.

costs (including in connection therewith, all attorneys' fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes about potential or actual claims litigation or arbitration proceedings pertaining to Landlord and/or the Project or Common Area;

18.

wages, bonuses, payroll taxes and health benefits and other compensation of employees above the grade of Building or property manager or property engineer (or such other title as may be associated with such job function) or included in the Landlord Labor Costs and any "finder's fees", brokerage commissions, job placement costs or job advertising cost, other than with respect to a receptionist or secretary in the Project office, no more than once per year;

19.

any liabilities, costs or expenses associated with or incurred about the removal, enclosure, encapsulation, monitoring or other handling of Hazardous Materials and the cost of defending claims regarding the existence or release of Hazardous Materials at the Property (but this exclusion shall not relieve Tenant from liability for any Hazardous Materials for which Tenant is otherwise responsible pursuant to the express terms of the Lease);

20.

costs of any items for which Landlord is paid or reimbursed by insurance or otherwise (Landlord agreeing to use commercially reasonable efforts to obtain all insurance proceeds and warranty claims to which it may be entitled);

21.	increased insurance premiums or real estate taxes assessed specifically to or against any tenant of a Project or for which Landlord receives reimbursement from any other tenant;

22.	cost of any work or services to the extent relating to any property other than the Project;

23.

any cost representing an amount paid to a person, firm, corporation or other entity related to Landlord to the extent materially more than the amount which would have been paid in the absence of such relationship;

24.	any cost of painting or decorating any leased or leasable area of the Building or Project;

25.

unless part of the Landlord’s Centralized Costs, Landlord's general overhead, costs associated with the operation of the business of the corporation, partnership or other entity which constitutes Landlord, as distinguished from the costs of operation of the Project or Common Area, including, without limitation, corporate or partnership accounting and legal matters, and any other expense not directly attributable and allocated, if appropriate, to operating and management of the Project (e.g., the activities of Landlord’s officers and executives or professional development expenditures of such officers and executives);

Schedule 1.1, 3

26.

legal and auditing fees which are for the benefit of Landlord only, including, without limitation, collecting delinquent rents, preparing corporate or partnership returns and other corporate or partnership financial statements, and audits other than those incurred about the preparation of statements pursuant to additional rent provisions;

27.	interest, penalties, late fees or charges incurred by Landlord due to late payment of any item included in Expenses;

28.

costs of repair or other work occasioned by the exercise of eminent domain or "Casualty" (as that term is defined in Section 11.1) to the extent that such costs exceed the amount of the deductible or self-insurance then applicable to Landlord's casualty insurance which deductible shall be reasonable by office building industry standards;

29.

costs related to the violation of laws or regulations existing as of the Commencement Date (but specifically excluding legally non-conforming elements of the Project), including the cost of improvements made or other things done in order to bring the Project or particular elements thereof into compliance with any federal, state or local law applicable to those elements as of the Commencement Date (but specifically excluding legally non- conforming elements of the Project) and for which Landlord is responsible for maintaining and repairing;

30.

property damages or personal injury costs arising from the negligence or willful misconduct of other tenants in the Building or by the negligence of willful misconduct of Landlord or its agents, contractors or employees;

31.	costs for items considered capital repairs, expenditures, replacements, improvements or equipment related to the Project or Common Area, except for the Permitted Capital Items (as defined below);

32.

rentals for items (except when needed about normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a Capital Item which is specifically excluded under subsection (25) above (excluding, however, equipment not affixed to the Project which is used in providing janitorial or similar services);

33.	charitable or political contributions;

34.	expenses about services or other benefits which are not offered to Tenant or for which Tenant is charged for directly, but which are provided to another tenant or occupant of the Project;

35.

costs of other tenants' signs (provided, however, that Landlord shall be permitted to include in Expenses any expenditures and costs incurred by Landlord in the maintenance and repair of a monument sign stating only the Project address and the directory for the Project);

36.

any "above-standard" cleaning, including, but not limited to construction cleanup or special cleanings associated with parties/events and specific tenant requirements more than service provided to Tenant, including related trash collection, removal, hauling and dumping;

37.

costs incurred about the sale, financing, refinancing, mortgaging or sale of the Project, including, without limitation, brokerage commissions, attorneys' and accountants' fees, closing costs, title insurance premiums, transfer taxes and interest charges;

Schedule 1.1, 4

38.	all other items for which another party compensates or pays so that Landlord shall not recover any item of cost more than once; and

39.	the costs of any initial "tap fees" or one-time lump sum sewer or water connection fees for the Building.

Expenses shall include the cost of any capital improvements made on or after the Commencement Date which are made or installed either for the purpose of reducing any cost included within Expenses or which are required under Governmental Regulations that were not applicable to the Project on the date of this Lease, in each case amortized over the useful life of that capital improvement (as determined in accordance with generally accepted accounting principles), together with interest on the unamortized cost of that improvement at the prime rate of interest on the date the cost of that capital improvement was incurred (the “Permitted Capital Items”). To the extent that Expenses include the costs of capital improvements, Landlord shall be permitted to do the same with respect to the costs of leasing those capital items.

Landlord shall not (i) make a profit by charging items to Expenses that are otherwise also charged separately to others and (ii) collect Expenses from Tenant and all other tenants in the Building in an amount in excess of what Landlord incurs for the items included in Expenses.

“Fair Market Base Rent” shall mean the base rent (exclusive of Additional Rent which shall be paid as provided elsewhere in this Lease) at which a willing landlord would lease comparable premises as the Premises in a comparable building as the Building (a “Comparable Building”) (“comparable” being determined on the basis of age, square footage, size and existing tenant improvements, furniture, fixtures and equipment, all taken “as is where is” without imposing any artificial schedule of depreciation or artificial schedule of amortization of useful life) to a willing tenant of comparable creditworthiness as the creditworthiness of Tenant as determined on the last day of the Term immediately prior to the commencement of the applicable Option Period and for the first year of a lease term commensurate with the Option Period (with effect given to any required increases in base rent set forth in this Lease and any additional renewal periods set forth in the Lease) commencing on the last day of the then-current Term and that is similar in all material economic and non-economic respects to this Lease. Fair Market Base Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord’s not having to find a new tenant for the Premises (including brokerage commissions, costs of improvements necessary to prepare the space for that tenant’s occupancy, rent concession, or lost rental income during any vacancy period) nor shall it be increased by Tenant’s cost of moving or the amount of the unamortized portion of Tenant’s alterations.

“Force Majeure” shall mean acts of God, fire, earthquake, flood, explosion, actions of the elements, war, invasion, insurrection, riot, mob violence, sabotage, inability to procure or general shortage of labor, equipment, facility, materials or supplies in the open market, failure of transportation, strikes, lock outs, actions of labor unions, condemnation, requisition, laws, governmental action or inaction, orders of government or civil or military or naval authorities or any cause, whether similar or dissimilar to the foregoing, not within their reasonable control of, as applicable, Landlord or the Landlord Indemnified Parties, or Tenant or the Tenant Parties. In no event, however, shall a lack of money be grounds for Force Majeure.

“Governmental Regulations” shall mean all instruments of record that burden the Real Estate and all laws, requirements, rules, orders, codes and regulations of the federal, state and municipal governments or other duly constituted public authority, and of any board of insurance regulators or underwriters, health officer, fire marshal, and/or building inspector affecting or relating to the Premises, the business conducted in the Premises and Tenant’s use of the Premises including the making of Alterations.

Schedule 1.1, 5

“Hazardous Materials” means, at any time, (1) asbestos and any asbestos containing material,

(2) any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Requirements or any applicable laws or regulations as a “hazardous substance”, “hazardous material”, “hazardous waste”, “infectious waste”, “toxic substance”, “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or “EP toxicity”, (3) petroleum products and waste, (4) polychlorinated biphenyls, (5) urea formaldehyde, (6) radon gas, (7) radioactive matter, (8) medical waste, (9) mold, or (10) any product that is inflammable, combustible, corrosive, caustic, poisonous, explosive or hazardous.

As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on or generated at the Premises by Tenant, its subtenants, assignees, agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

“Landlord Indemnified Parties” shall mean, collectively, Landlord, its affiliates and their respective directors, officers, shareholders, members, managers, partners, agents, employees, representatives, successors and assigns.

“Lease Year” shall mean each consecutive 12-month period beginning with the Rent Commencement Date, except that if the Rent Commencement Date is other than the first day of a calendar month, then the first Lease Year shall be the period from the Rent Commencement Date through the date 12 months after the last day of the calendar month in which the Rent Commencement Date occurs, and each subsequent Lease Year shall be the period of 12 months following the last day of the prior Lease Year.

“Metropolitan Area” shall mean the area covered by Hennepin, Ramsey and Dakota counties, each located in the State of Minnesota.

“Taxes” shall mean all taxes and assessments, special or ordinary, and all other impositions of every kind and nature whatsoever (including any transit tax, sewer rents, impact fee, school district assessments and taxes based on gross receipts of rent or payments received for services), which may be levied, assessed, charged or imposed upon the Project or any personal property owned or leased by Landlord and used therewith, together with all fees and costs incurred by Landlord for the purpose of contesting or protesting the amounts or rates of Taxes. Taxes shall not include any income tax (or tax that Landlord determines in its reasonable discretion is a successor thereto) or any excess profit, franchise, capital stock, estate or inheritance tax payable by Landlord except as specifically provided in the next sentence. If at any time during the Term the method of taxation prevailing at the Commencement Date shall be altered so that any new or additional tax assessment, levy, imposition, or charge, or any part thereof, shall be imposed in place or partly in place of any Taxes or contemplated increase therein, then all of those taxes, assessments, levies, impositions or charges shall be deemed to be Taxes for the purpose hereof. If any assessments constituting Taxes are or may be payable to the applicable taxing authority in installments over more than one calendar year then, to the extent permitted by its lender, Landlord shall cause those Taxes to be paid in installments, and only those installments (plus any interest thereon) payable during a calendar year in which the Term falls shall be included in Taxes for that calendar year. Otherwise, Taxes “for” a calendar year shall be deemed to refer, at Landlord’s option, either to Taxes payable in that calendar year or to Taxes levied, assessed or otherwise accrued or imposed for that calendar year without regard to when those Taxes are payable. Taxes shall not include interest and penalties for late payment, except to the extent that the penalty or interest is attributable to Tenant’s failure to remit on a timely basis Tenant’s Pro Rata Share of Taxes. If the interest or penalty is attributable solely to Tenant’s failure to remit Tenant’s Pro Rata Share of Taxes, then Tenant shall be solely responsible for payment of that interest and/or penalty. If the interest or penalty

Schedule 1.1, 6

is attributable to failure by Tenant and to other tenants’ failure to pay their pro rata share of Taxes, Tenant shall pay its proportionate share of the amount of that interest and/or penalty.

“Tenant Parties” shall mean, collectively, Tenant’s subtenants, assignees, agents, licensees, contractors, subcontractors, concessionaires and employees.

“Tenant’s Pro Rata Share” shall mean the percentage obtained by dividing the Rentable Square Feet within the Premises by the total Rentable Square Feet in the Project; except that (i) the Project’s Rentable Square Footage shall be reduced by any below grade space not used for normal industrial and/or office purposes and, (ii) if any portion of the Project is exempt from Taxes, the Rentable Square Feet in the exempt portion shall not be included in the Rentable Square Feet of the Project for purposes of determining Tenant’s responsibility for paying its share of Taxes with the understanding that the tenant or occupant of the exempt space shall be entitled to receive the full benefit of the exemption. Tenant’s Pro Rata Share may be adjusted from time to time upon notice from Landlord on account of any reduction to or expansion of the Premises or the Project, whether from casualty, condemnation, alteration or otherwise.

Schedule 1.1, 7

SCHEDULE 15

Permitted Chemicals

Product Name	Supplier	CAS #	Container Type	Volume/ Container	UOM	Typical Qty on Hand	State	Flammable	Reactive	Corrosive	Primary Use Location
Deionized Water		7732-18-5	Plastic Bottle	1	L	10	Liquid	No	No	No	CER
Dymax 208-CTH-F	Dymax		Plastic Bottle	10	ml	500	Liquid	No	No	No	CER
Isopropyl Alcohol, 70%		67-63-0	Plastic Bottle	1	gal	10	Liquid	Yes	No	No	CER
Isopropyl Alcohol, 99%		67-63-0	Plastic Bottle	1	gal	10	Liquid	Yes	No	No	CER
Loctite 4011			Plastic Bottle	0.7	oz	7	Liquid	Yes	No	No	CER
Thinner TPV 2		123-86-4	Metal Can	1	L	2	Liquid	Yes	No	No	CER
Spor-Klenz Ready To Use	Steris		Plastic Bottle	850	ml	1700	Liquid	No	No	Yes	CER
Liquinox Critical Cleaning Detergent			Plastic Bottle	1	qt	2	Liquid	No	No	No	IQC
Bleach			Plastic Bottle	3	qt	12	Liquid	No	No	No	R&D
Glycerin		56-81-5	Plastic Bottle	4	L	4	Liquid	Yes	No	No	R&D
Universal Mold Release		115-10-6	Aerosol Can	14	fl oz	28	Gas	Yes	No	No	R&D
Unilube	Griffon	8042-47-5	Plastic Bottle	100	ml	100	Liquid	No	No	No	R&D
Magnalube-G	Magnalube		Tube	0.75	oz	0.75	Liquid	Yes	No	No	R&D
Clorox Healthcare Bleach Germicidal Cleaner			Plastic Bottle	1	qt	5	Liquid	No	Yes	No	RMA Lab
Cidex OPA			Plastic Bottle	1	gal	2	Liquid	No	No	No	RMA Lab
Metricide Dual Enzymatic Detergent			Plastic Bottle	1	gal	1	Liquid	No	No	No	RMA Lab
Metricide OPA Plus			Plastic Bottle	1	gal	2	Liquid	No	No	No	RMA Lab
Spilfyter Liquid Acid Neutralizer			Plastic Bottle	1	gal	4	Liquid	No	No	No	RMA Lab
TAP Platinum Silicone Part A			Plastic Bottle	8	oz	8 oz	Liquid	No	No	No	R&D
Krytox 1525	McMaster		Plastic Bottle	9	oz	18 oz	Liquid	No	No	No	CER
TAP Platinium Silicone Part B			Plastic Bottle	8	oz	8 oz	Liquid	No	No	No	R&D
Silicone Solutions Silicone Gel (Part A/B)			Plastic Bottle	8	oz	16 oz	Liquid	No	No	No	R&D
Mold Builder Liquid Latex Rubber			Metal Can	16	oz	16 oz	Liquid	No	No	No	R&D
LpH se	Steris		Plastic Bottle	1	gal	1	Liquid	Yes	No	Yes	CER
Vesphene Iise	Steris		Plastic Bottle	1	gal	1	Liquid	No	No	Yes	CER

Schedule 1.1, 1